Exhibit 10.1

EXECUTION COPY

$6,750,000,000

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

dated as of

May 21, 2012

among

TURLOCK CORPORATION,

which on the Closing Date will be merged with and into

EATON CORPORATION,

with Eaton Corporation surviving such merger as the Borrower,

ABEIRON LIMITED,

as Parent,

TURLOCK B.V.,

as Holdings 2,

The Other Guarantors from time to time party hereto,

The Banks from time to time party hereto,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

CITIGROUP GLOBAL MARKETS INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Book Managers,

and

CITIBANK, N.A.,

as Syndication Agent

i

Annex A	Pricing Schedule
Annex B	Commitments
Annex C	Closing Date Guarantors

Annex D	Target Guarantors
Exhibit A	Assignment and Assumption
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Note
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Opinion of McDonald Hopkins LLC
Exhibit F	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit G	Form of Reaffirmation
Exhibit H-1	Section 881(c)(3)(A) Certificate
Exhibit H-2	U.S. Tax Compliance Certificate
Exhibit H-3	U.S. Tax Compliance Certificate
Exhibit H-4	Foreign Bank U.S. Tax Compliance Certificate

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT (this “Agreement”) dated as of May 21, 2012, among TURLOCK CORPORATION, an Ohio corporation (“Initial Borrower”) (which on the Closing Date will be merged with and into EATON CORPORATION, an Ohio corporation (the “Company”), with the Company surviving the Merger (as defined below) as the Borrower, ABEIRON LIMITED, an Irish private limited company (“Parent”), TURLOCK B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its official seat (statutaire zetel) in Amsterdam, the Netherlands and having its office address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered with the trader register of the Dutch Chamber of Commerce under file number 08169375 (“Holdings 2”), the other Guarantors (as defined below) party hereto from time to time, the banks and lending institutions party hereto from time to time (the “Banks”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as Administrative Agent;

W I T N E S S E T H:

WHEREAS, Initial Borrower desires to enter into the senior unsecured bridge credit facility provided herein to finance the Acquisition (as defined below) and to pay the Acquisition Costs (as defined below);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 . Definitions. The following terms, as used herein, have the following meanings:

“1990 Act” means the Companies Act, 1990 of Ireland, as amended.

“2011 Form 10-Ks” means the Company’s 2011 Form 10-K and the Target’s 2011 Form 10-K.

“2012 Form 10-Qs” means the Company’s March 2012 Form 10-Q and the Target’s March 2012 Form 10-Q.

“2012 Notes” means the Company’s 5.75% Notes due 2012.

“ABR” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) for any day, the Prime Rate;

(b) for any day, 0.50% per annum above the Federal Funds Rate;

(c) for any day, the applicable interest rate for a Euro-Dollar Loan with an Interest Period of one month beginning on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1% per annum.

Each change in any interest rate provided for herein based upon the ABR resulting from a change in the ABR shall take effect at the time of such change in the ABR.

“ABR Loan” means a Loan to be made by a Bank as an ABR Loan in accordance with the Notice of Borrowing or pursuant to Section 2.11 or Article 8.

“ABR Margin” means, at any time, the Euro-Dollar Margin at such time minus 1.00%.

“Acquisition” means the proposed acquisition by Parent of Target by means of the Scheme, including any issuance of Equity Interests by Parent, directly or indirectly, to existing shareholders, optionholders and/or other equity award holders of Target in connection with the Scheme, as described in the Press Release and provided for in the Transaction Agreement.

“Acquisition Costs” means fees (including the fees payable under the Loan Documents and the Fee Letter) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties, in any such case payable by or incurred by or on behalf of Parent, the Company, the Borrower or any of their respective Affiliates in connection with the Transactions and the other transactions contemplated by this Agreement and the Transaction Agreement, including, without limitation, the preparation, negotiation of and entry into of this Agreement, the other Loan Documents, the Fee Letter, the Transaction Agreement and the Scheme Documents.

“Act” means the Companies Act 1963 of Ireland, as amended.

“Adjusted Consolidated Net Worth” means at any date the sum, without duplication, of (i) the consolidated shareholders’ equity of Parent and its Consolidated Subsidiaries (or, with respect to any period prior to the Closing Date, the Company and its Consolidated Subsidiaries), (ii) their consolidated liability for post-retirement benefits other than pensions, (iii) the aggregate carrying value of any outstanding Qualifying Preferred Stock, all determined as of such date and (iv) the negative non-cash alternative minimum liability pension adjustments taken after October 31, 2002 in an aggregate amount not to exceed $1,000,000,000 (it being understood and agreed that, for purposes of this definition, as of the Closing Date, Parent and its Consolidated Subsidiaries shall include the Company, Target and their respective Consolidated Subsidiaries).

“Administrative Agent” means MSSF in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agent’s Group” has the meaning set forth in Section 7.02.

“Aggregate Commitments” means the aggregate Commitments of all Banks.

“Aggregate Outstanding Amount” means the aggregate Outstanding Amount of Loans of all Banks.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Money Laundering Laws” means any law applicable to a Credit Party or its Subsidiaries, related to terrorism financing or money laundering, including any applicable provision of Title III of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its ABR Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Percentage” means, with respect to any Bank at any time, the percentage of the Aggregate Commitments or Aggregate Outstanding Amount, as applicable, represented by such Bank’s Commitment or the Outstanding Amount, as applicable, at such time. The initial Applicable Percentage of each Bank is set forth opposite the name of such Bank on Annex B or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.

“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant hereto or the transactions contemplated herein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, the term “Approved Electronic Communication” shall exclude (i) the Notice of Borrowing and any other notice, demand, communication, information, document and other material relating to the Borrowing, (ii) any notice pursuant to Section 2.08, Section 2.09, Section 2.10 and Section 2.11 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to the Borrowing or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning set forth in Section 10.02.

“Approved Fund” means, with respect to any Bank that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Asset Sale” means any non-ordinary course Disposition or series of related non-ordinary course Dispositions by Parent or any of its Subsidiaries (or, for purposes of Section 2.10(c), the Company or any of its Subsidiaries) other than (a) any Disposition of inventory, used or surplus equipment, cash or cash equivalents (it being understood that cash equivalents shall not include Equity Interests), (b) Dispositions by Parent to any Subsidiary or by any Subsidiary to Parent or any other Subsidiary (or, for purposes of Section 2.10(c), by the Company to any Subsidiary or by any Subsidiary to the Company or any of its Subsidiaries), (c) Dispositions under factoring or other similar receivables-type financing arrangements and (d) the sale or disposition of the Equity Interests or assets of Apex Tool Group, LLC.

“Assignee” has the meaning set forth in Section 10.07(c).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 10.07), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank” means each bank or financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.07(c), and their respective successors.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multi-Employer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means (i) prior to the Closing Date, Initial Borrower and (ii) from and after the Closing Date, the Company.

“Borrowing” has the meaning set forth in Section 1.03.

“Capital Reduction” means the proposed reduction of the share capital of the Target under Sections 72 and 74 of the Act, which forms part of the Scheme.

“Certain Funds Event of Default” means a Default under any of (i) Section 6.01(b) or Section 6.01(c) in respect of the failure of Parent or any of its Subsidiaries, including, for these purposes, the Company or any of its Subsidiaries (but excluding in any event, the Target Group) to observe or perform any covenant or agreement contained in Section 5.04 (to the extent relating to the maintenance of such Person’s organizational existence only and assuming notice of such default had been provided to the Borrower by the Administrative Agent), Section 5.08, Section 5.09, Section 5.10, Section 5.12(a), Section 5.12(b) or Section 5.13(a) or (c), (ii) Section 6.01(g) or Section 6.01(h) (solely with respect to the Initial Borrower, the Company and the Effective Date Guarantors) or (iii) Section 6.01(k) or Section 6.01(l).

“Certain Funds Period” means the period commencing on the Effective Date and ending on (and including) the Certain Funds Termination Date.

“Certain Funds Purpose” means payment of (i) all or part of the cash price payable by Parent or any of its Affiliates to the holders of the Shares and optionholders in the Target (including any distributions of the proceeds of the Loans by Initial Borrower directly or indirectly to Parent for such purpose) pursuant to the Transactions and (ii) the Acquisition Costs.

“Certain Funds Representations” means each of the representations set out in Sections 4.01 (but limited to organization, existence and good standing only), 4.02, 4.03, 4.10 and 4.14 (but limited to the second sentence thereof), in each case only insofar as such representations apply to Parent and its Subsidiaries, including the Company and its Subsidiaries (but excluding the Target Group).

“Certain Funds Termination Date” means the first date on which a Mandatory Cancellation Event occurs or exists.

“CFC” has the meaning set forth in the definition of “Disregarded Entity”.

“CGMI” means Citigroup Global Markets Inc.

“Change in Law” has the meaning set forth in Section 8.03.

“Citibank” means Citibank, N.A.

“Clean-up Period” means the 60-day period after the Closing Date.

“Closing Date” means the date after the Effective Date on which the conditions precedent specified in Section 3.02 are satisfied or waived in accordance with Section 10.06 and the Loans are made to the Borrower.

“Closing Date Guarantors” means, collectively, each Domestic Subsidiary of the Company listed on Annex C and each other Subsidiary of the Company that, as of the

Closing Date, is an issuer or co-issuer of, or borrower or guarantor under, any series of U.S. debt securities or any U.S. syndicated credit facilities.

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.08 or Section 2.09 or increased or reduced from time to time pursuant to Section 10.07(c).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, Parent or its Subsidiaries or the transactions contemplated by this Agreement or the other Loan Documents, including all Approved Electronic Communications.

“Company” has the meaning set forth in the introductory paragraph hereto and shall include its successors.

“Company Shares” means the Equity Interests of the Company.

“Company’s 2011 Form 10-K” means the Company’s annual report on Form 10- K for 2011, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Company’s March 2012 Form 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2012, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Compliance Certificate” has the meaning given to such term in Section 5.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Capitalization” means at any date an amount equal to the sum of (i) Consolidated Debt at such date plus (ii) Adjusted Consolidated Net Worth at such date.

“Consolidated Debt” means at any date the Debt of Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of such date (it being understood and agreed that, for purposes of this definition, as of the Closing Date, Parent and its Consolidated Subsidiaries shall include the Company, Target and their respective Consolidated Subsidiaries).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of Parent (or during any period prior to the Closing Date, the Company) in its consolidated financial statements if such statements were prepared as of such date.

“Court” means the High Court of Ireland.

“Court Meeting” means the meeting of the holders of the Shares in the Target or any adjournment thereof to be convened by an order of the Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Order” means the order(s) of the Court sanctioning the Scheme under Section 201 of the Act and confirming the associated Capital Reduction.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property which has been acquired prior to such date or services which have been provided prior to such date, except trade accounts payable and accounts for services arising in the ordinary course of business and deferred compensation and other accruals or reserves (including post-retirement benefits) relating to the services of employees, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all obligations of others of the types referred to in clauses (i) and (ii) of this definition which are secured by a Lien on any asset of such Person, whether or not such Person has assumed such obligations, and (vi) all obligations of others of the types referred to in clauses (i) and (ii) of this definition which are Guaranteed by such Person; provided that the term “Debt” shall not include money borrowed against the cash surrender value of life insurance policies.

“Debt Issuance” means the issuance or incurrence of Debt referred to in clause (i) or (ii) of the definition thereof by Parent or any Subsidiary (or, for purposes of Section 2.10(c), the Company or any of its Subsidiaries), including, for the avoidance of doubt, any issuance or incurrence of Debt referred to in clause (i) or (ii) of the definition thereof in connection with or to finance the Acquisition (or refinance any such Debt) whether or not issued and deposited in an escrow account, but excluding Excluded Debt and the Loans.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank, reasonably determined by the Administrative Agent, that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within two Domestic Business Days of the date required to be funded hereunder, unless the subject of a good faith dispute or unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within two Domestic Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower, the Administrative Agent or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement unless the subject of a good faith dispute or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (d) has failed, within three Domestic Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, unless the subject of a good faith dispute; provided that any such Bank shall cease to be a Defaulting Bank under this clause (d) upon receipt of such confirmation by the Administrative Agent, (e) (i) has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not qualify as a Defaulting Bank solely as a result of the acquisition or maintenance of an ownership interest in such Bank or its parent company, or to the exercise of control over such Bank or any Person controlling such Bank, by a governmental authority or instrumentality thereof so long as such ownership or control of any equity interests in such Bank or Person controlling such Bank does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Bank (or governmental authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Disclosed Litigation” means the litigation disclosed in Part I, Item 3 or Part IV, Item 15, Notes 7 or 8 of the Company’s 2011 Form 10-K or Part II, Item 1 of the Company’s March 2012 Form 10-Q, including with respect to any disputes regarding taxes, and the litigation disclosed in Part I, Item 3 or Part IV, Item 15, Notes 8, 9 or 19 of the Target’s 2011 Form 10-K or Part II, Item 1 of the Target’s March 2012 Form 10-Q,

“Disposition” means, with respect to any Person, (i) any sale or other disposition of any assets or property by such Person including any sale or other disposal of any notes or accounts receivable or any rights and claims associated therewith and (ii) any sale or disposition of any Equity Interests in any Subsidiary of such Person.

“Disregarded Entity” means a Subsidiary that is a flow-through entity (i.e., a partnership or a disregarded entity) for United States federal income tax purposes and has no material assets other than Equity Interests of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code (each such controlled foreign corporation, a “CFC”).

“dollars” has the meaning set forth in Section 2.16.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close, or are in fact closed in the state of New York.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Domestic Subsidiaries” means any Subsidiary of Parent that is organized under the laws of the United States or any State thereof, but excluding any Disregarded Entity.

“Duration Fee” has the meaning set forth in Section 2.07(b).

“Effective Date” has the meaning set forth in Section 3.01.

“Effective Date Guarantors” means Parent and Holdings 2.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 3011 (collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the protection of the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Issuance” means the issuance of Equity Interests of Parent or any of its Subsidiaries (or, for purposes of Section 2.10(c), the Company or any of its Subsidiaries) to any Person following the Effective Date, other than (i) by any Subsidiary to Parent or any other Subsidiary (as applicable) (or, for purposes of Section 2.10(c), any Subsidiary of the Company to the Company or any of the Company’s other Subsidiaries (as applicable)), (ii) pursuant to any employee equity compensation plan, employee benefit plan, stock option or stock purchase plan, management equity plans, or other similar benefit plans or compensation arrangements or accommodations for current or former directors, officers, employees or consultants of Parent or any of its Subsidiaries (or, for purposes of Section 2.10(c), the Company or any of its Subsidiaries) existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stockholders of Parent (or, for purposes of Section 2.10(c), the Company) and (iii) by Parent or any of its Subsidiaries, directly or indirectly, to, as the case may be, Parent or any of its Subsidiaries, and by Parent or any of its Subsidiaries, directly or indirectly, to existing shareholders of the Company in connection with the Merger or to existing shareholders, optionholders or other equity award holders of Target in connection with the Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means Parent, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the Notice of Borrowing or pursuant to Section 2.11.

“Euro-Dollar Margin” has the meaning set forth on the Pricing Schedule.

“Euro-Dollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Debt” means (i) intercompany Debt among Parent and/or the Subsidiaries (or, for purposes of Section 2.10(c), the Company and/or its Subsidiaries), (ii) credit extensions under the Existing Company Credit Agreements (and any refinancing, renewal, refunding, extension or replacement thereof in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced funded amount thereof plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith plus (without duplication) an amount equal to any commitment unutilized thereunder and the aggregate amount of commitments under the Existing Target Credit Agreement as of the Effective Date), (iii) any Debt issued to refinance, renew, refund, extend or replace the 2012 Notes (in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced amount thereof plus accrued and unpaid interest thereon and fees and expenses incurred in connection therewith), (iv) any Debt issued or incurred in the ordinary course of business for working capital purposes in an aggregate amount not to exceed $100,000,000, (v) any Debt issued or incurred in the ordinary course of business for purchase money, capital leases or to finance the acquisition, construction or improvement of assets, (vi) any commercial paper backed by the Existing Company Credit Agreements or the Existing Target Credit Agreement (or under any facilities refinancing, renewing, refunding, extending or replacing the Existing Company Credit Agreements and/or the Existing Target Credit Agreement and meeting the requirements set forth in clause (ii) above) and (vii) other Debt not included in clauses (i) through (vi) above in an outstanding aggregate principal amount not to exceed $300,000,000.

“Excluded Person” means, (i) any Person that is not a direct or indirect wholly owned Subsidiary of Parent, (ii) any Person that is prohibited by any applicable law, rule or regulation binding on such Person or its properties or by any contractual obligation existing on the date such Person is formed, acquired or (solely with respect to prohibitions under applicable law, rule or regulation) redomiciled, in each case from guaranteeing the obligations under this Agreement (and for so long as such prohibition is in effect), (iii) any CFC, any Disregarded Entity or any Subsidiary that is owned by a CFC and (iv) any Person to the extent that the guarantee of the obligations under this Agreement would result in material adverse tax consequences to Parent or any of its Subsidiaries as reasonably determined by the Borrower.

“Existing Company Credit Agreements” means, collectively, (i) the Revolving Credit Agreement, dated as of May 12, 2008, among the Company the lending institutions party thereto from time to time and Citicorp USA, Inc., as administrative agent, as amended, supplemented or otherwise modified from time to time, (ii) the Revolving Credit Agreement, dated as of November 24, 2009, among the Company, the lending institutions party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time and (iii) the Revolving Credit Agreement, dated as of June 16, 2011 among the Company, the lending institutions party thereto from time to time and Citibank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time.

“Existing Target Credit Agreement” means the Credit Agreement, dated as of May 26, 2011, among Target and Cooper US Inc., the subsidiary guarantors and the lending institutions party thereto from time to time and Citibank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 though 1474 of the Internal Revenue Code, as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Domestic Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Domestic Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee and syndication letter, dated as of the date hereof, among the Company and the Joint Lead Arrangers.

“Filing Date” means the date on which the order of the Court confirming the Capital Reduction is filed with the Registrar of Companies of Ireland as required under Section 75 of the Act.

“Foreign Bank” means a Bank that is not a U.S. Person.

“GAAP” means generally accepted United States accounting principles as in effect from time to time.

“General Meeting” means the general meeting of the holders of Shares in the Target (or any adjournment thereof) to be convened in connection with the Scheme.

“Group” means Parent and its Subsidiaries together with the Target Group.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) assuring in any other manner the obligee of such Debt of the payment thereof or protecting such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) any other obligation described in the foregoing definition if the related Debt does not exceed $1,000,000 in the case of any single obligation excluded pursuant to this clause (b) or $10,000,000 in the aggregate for all obligations excluded pursuant to this clause (b). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, from the Effective Date to the Closing Date, the Effective Date Guarantors, and from the Closing Date, the Effective Date Guarantors and each other Subsidiary of Parent that becomes a Guarantor pursuant to Section 3.02(c), Section 5.14 or otherwise by delivering a Joinder Agreement.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products, asbestos, asbestos containing material, polychlorinated biphenyls, lead, lead containing material, toxic mold and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Holdings 1” means Comdell Limited, a company incorporated in Ireland with registered number 513275 having its registered office at 70 Sir John Rogerson’s Quay Dublin 2, Ireland, and shall include its successors.

“Holdings 2” has the meaning set forth in the introductory paragraph hereof and shall include its successors.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Information” has the meaning set forth in Section 10.11.

“Information Documents” means the 2011 Form 10-Ks and the 2012 Form 10-Qs.

“Initial Banks” means collectively, MSSF and Citibank.

“Initial Borrower” has the meaning set forth in the introductory paragraph hereof and shall include its successors.

“Insignificant Subsidiaries” means any one or more Subsidiaries (other than the Borrower or a Guarantor) which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Interest Period” means: (a) with respect to any Euro-Dollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Euro-Dollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Euro-Dollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Euro-Dollar Business

Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day that is not a Euro-Dollar Business Day, such Interest Period shall be extended to the next succeeding Euro-Dollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Euro-Dollar Business Day;

(B) the Borrower may not select an Interest Period that would extend beyond the Maturity Date; and

(C) any Interest Period that begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month.

(b) with respect to each ABR Borrowing, the period commencing on the date of such Borrowing and ending on the last Domestic Business Day of the earliest of the months of March, June, September and December thereafter; provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (ii) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(ii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“Irish Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in Ireland.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means the joinder agreement substantially in the form of Exhibit B.

“Joint Lead Arrangers” means, collectively, CGMI and MSSF, each a “Joint Lead Arranger”.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset; provided that the term “Lien” shall not include (i) title defects, easements, encroachments, encumbrances or rights-of-way or (ii) any mortgage, lien, pledge, charge or security interest on or in any assets of a Subsidiary securing only indebtedness owed by such Subsidiary to Parent or to one or more Wholly-Owned Consolidated Subsidiaries. For the purposes of this Agreement, Parent or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means an ABR Loan or a Euro-Dollar Loan and “Loans” means ABR Loans or Euro-Dollar Loans or any combination of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Notes and any Joinder Agreement.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Long Stop Date” means the date that is nine months after the Effective Date; provided, that if as of such date all Conditions (as defined in the Transaction Agreement) to the Scheme and to the obligations of Parent, the Initial Borrower, the Company, Holdings 2 and Holdings 1 to effect the Acquisition have been satisfied or would be satisfied if the Acquisition were completed on such date, other than Conditions (as defined in the Transaction Agreement) 2(c), 2(d), 3(c), 3(d) and 3(e), the Long Stop Date shall be the date that is one year after the Effective Date.

“Majority Banks” means, at any time, Banks with Commitments or Outstanding Amounts, as applicable, representing more than 50% of the Aggregate Commitments or Aggregate Outstanding Amount, as applicable, at such time; provided that the Commitment and Outstanding Amount of any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events: (a) a Court Meeting is held to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the shareholders of the Target at such Court Meeting; (b) a General Meeting is held to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the shareholders of the Target at such General Meeting; (c) applications for the issuance of the Court Order are made to the Court but the Court refuses to grant one or both of the Court Orders; (d) the Scheme lapses or is withdrawn; (e) the Press Release is not issued on or before the date falling five Irish Business Days after the Effective Date; (f) the Scheme Circular is not dispatched within 28 days of the date of the Press Release or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Shares to consider the Scheme; (g) the Filing Date does not occur within 5 days of the issuance by the Court of the Court Order; (h) the date which is 15 days after the Scheme Effective Date; (i) the date on which the Target becomes a wholly owned subsidiary of Parent and all of the consideration payable in respect of the Shares has been paid in full; (j) the Long Stop Date; or (k) a meeting of the holders of the Company Shares is held to approve the Acquisition at which a vote is held to approve the Acquisition and completed, but the Acquisition is not so approved.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material” means material in relation to Parent and its Consolidated Subsidiaries, taken as a whole.

“Material Adverse Effect” means any material adverse effect upon the condition (financial or otherwise), results of operations, assets, liabilities, business, operations, prospects, capitalization or shareholders’ equity of Parent and its Consolidated Subsidiaries, taken as a whole.

“Material Debt” means Debt (other than the Loans made hereunder) of Parent and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $150,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Merger” means the merger of Initial Borrower with and into the Company, with the Company continuing as the surviving corporation in accordance with the Transaction Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“MSSF” has the meaning set forth in the introductory paragraph hereof.

“Multi-Employer Plan” means, at any time, a plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Net Cash Proceeds” means the proceeds actually received by Parent or any of its Subsidiaries (or, for purposes of Section 2.10(c), the Company or any of its Subsidiaries) in the form of cash or cash equivalents (it being understood that cash equivalents will not include Equity Interests) from any Debt Issuance, Equity Issuance or Asset Sale or, in the case of any Recovery Event, any insurance proceeds or condemnation awards in respect of such Recovery Event, in each case net of (i) brokers’, investment bankers’ and advisors’ (including legal, accountants, consultants and financial advisors) fees and other discounts, commissions, placement fees and other fees, costs and expenses incurred in connection with any such transaction (provided, that for purposes of calculating the Net Cash Proceeds from any Debt Issuance issued and deposited into an escrow account, the Net Cash Proceeds shall be net of a reasonable amount of fees, costs and expenses estimated in good faith by Parent (or, for purposes of Section 2.10(c), the Company) to be deducted from the proceeds deposited into such escrow account upon release from escrow) and (ii) in the case of any Asset Sale or Recovery Event, (A) amounts required to be applied to the repayment of any Debt (or other obligations) secured by a Lien on an asset which is the subject of such Asset Sale or Recovery Event, (B) taxes paid or reasonably estimated to be payable as a result thereof, (C) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable as a result thereof (provided, that upon any termination of such reserves, all such amounts not paid out in connection therewith shall deemed to be “Net Cash Proceeds” of such Asset Sale), (D) so long as no Event of Default shall have occurred and be continuing on the date of any such application or commitment, amounts applied or committed to be applied to the purchase price, reconstruction or replacement of property or assets useful in the business of Parent and its Subsidiaries, within 180 days after receipt of such proceeds (or in the case of a commitment to apply, to the extent so applied within the later of (i) such 180th day and (ii) 45 days from the date of such commitment) and (E) proceeds of Asset Sales or Recovery Event by foreign Subsidiaries to the extent the repatriation of such proceeds to the United States is prohibited or delayed by applicable local law or would in the reasonable judgment of the Borrower have a materially adverse tax consequence (provided that upon the cessation of such delay, the proceeds subject to such delay shall be deemed to be “Net Cash Proceeds” of such Asset Sale or Recovery Event); provided that no proceeds of an Asset Sale or Recovery Event shall constitute Net Cash Proceeds except to the extent in excess of $250,000,000, in the aggregate for all Asset Sales and Recovery Events. Any such proceeds received by a Subsidiary that is not wholly owned shall only be “Net Cash Proceeds” to the extent that Parent (or the Company as applicable) may cause such proceeds to be distributed to it or to a wholly owned Subsidiary of Parent (or the Company as applicable) under applicable law and subject to any contractual restriction binding on or affecting such Subsidiary.

“Non-U.S. Benefit Event” shall mean, with respect to any Non-U.S. Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a governmental authority relating to the intention to terminate any such Non-U.S. Pension Plan or to appoint a trustee or similar official to administer any such Non-U.S. Pension Plan, or alleging the insolvency of any such Non-U.S. Pension Plan, (d) the incurrence of any liability by Parent or any Subsidiary under applicable law on account of the complete or partial termination of such Non-U.S. Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Parent or any of its Subsidiaries, or the imposition on Parent or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Non-U.S. Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a governmental authority.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“OFAC” has the meaning set forth in the definition of “Embargoed Person”.

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Outstanding Amount” means with respect to each Bank, the aggregate outstanding principal amount of Loans on any date held by such Bank after giving effect to the Borrowing and prepayments or repayments of such Loans occurring on or prior to such date.

“Panel” means the Irish Takeover Panel.

“Parent” has the meaning set forth in the introductory paragraph hereof and shall include its successors (including any Person becoming party hereto as “Parent” as contemplated by Section 6.01(k)).

“Parent Bank” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 10.07(b).

“Participant Register” has the meaning set forth in Section 10.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multi- Employer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 and 430 of the Internal Revenue Code or Sections 302 and 303 of ERISA and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) for purposes of the imposition of liability under Section 4069 of ERISA, has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Press Release” means a press release in the form agreed by Parent and the Target released by Parent and/or the Target to announce a firm intention on the part of Parent to make an offer to acquire the Shares by way of the Scheme in accordance with Rule 2.5 of the Irish Takeover Rules.

“Pricing Schedule” is contained on Annex A hereto.

“Prime Rate” means, for any day, the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates; each change in the Prime Rate shall be effective from and including the date such rate is published in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Domestic Business Day; provided, that in the event The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Qualifying Preferred Stock” means any preferred stock of Parent, if and to the extent that the terms of such preferred stock do not provide for any redemption, repurchase or other acquisition thereof (except a redemption, repurchase or other acquisition thereof at the option of Parent) prior to the date which is 30 days after the Maturity Date.

“Recipient” means (a) the Administrative Agent and (b) any Bank.

“Recovery Event” means (i) any damage to, destruction of, or other casualty or loss involving any property or asset or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any relinquishing of title or use of or relating to, or any similar event in respect of, any property or asset, in each case of Parent or its Subsidiaries (or in the case of Section 2.10(c), the Company or its Subsidiaries).

“Reference Banks” means Citibank and any other bank reasonably selected by the Administrative Agent in consultation with the Borrower.

“Register” has the meaning set forth in Section 10.07(f).

“Regulations T, U and X” means Regulations T, U and X issued by the Board, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Required Banks” means, at any time, Banks with Commitments or Outstanding Amounts, as applicable, representing more than 66 2/3% of the Aggregate Commitments and Aggregate Outstanding Amount, as applicable, at such time; provided that the Commitment and Outstanding Amount of any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Restricting Information” has the meaning set forth in Section 10.11(b).

“Sanctions” has the meaning set forth in the definition of “Embargoed Person”.

“Scheme” means a scheme of arrangement made pursuant to Section 201 of the Act (including the Capital Reduction) to be proposed by the Target to its shareholders pursuant to which Parent and its nominees will become the only shareholders of the Target with or subject to any modification, addition or condition approved or imposed by the Court.

“Scheme Circular” means a circular to the relevant shareholders of the Target, issued, or to be issued, by the Target, setting out the proposals for the Scheme, including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means, collectively, (i) the Scheme Circular, (ii) the Press Release, (iii) the Scheme Resolutions and (iv) any other document issued by or on behalf of the Target to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” by the Initial Banks and Initial Borrower (or any of its Affiliates).

“Scheme Effective Date” means the date on which the Court Order, together with the minute required by Section 75 of the Act confirming the Capital Reduction, are registered by the Registrar of Companies.

“Scheme Resolutions” means the resolutions of the Target shareholders which are incidental to and for the purpose of the Scheme and which are referred to and substantially in the form set out in the Scheme Circular.

“Shares” means the shares in the capital of the Target (including any shares of the Target issued prior to completion of the Acquisition) to the extent not cancelled as part of the Scheme.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Specified Transaction Agreement Representations” shall mean such of the representations made by, or with respect to, the Target and its Subsidiaries in the Transaction Agreement as are material to the interests of the Banks, but only to the extent that Parent (and/or its Subsidiaries) have the right to terminate their obligations under the Transaction Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Transaction Agreement.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Parent (or, if such term is used with reference to any other Person, by such other Person), or in relation to a person incorporated (or established) under Dutch law, a “dochtermaatschappij” within the meaning of Section 2.24a of the Dutch Civil Code (regardless of whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”).

“Substitute Banks” has the meaning set forth in Section 8.06.

“Target” means Cooper Industries plc, a company organized and existing under the laws of Ireland.

“Target Guarantors” means, collectively, each Subsidiary of the Target as listed on Annex D and each other Subsidiary of the Target that, as of the Closing Date, is an issuer or co-issuer of, or borrower or guarantor under, of any series of U.S. debt securities or any U.S. syndicated credit facilities.

“Target Group” means the Target and each of its Subsidiaries.

“Target’s 2011 Form 10-K” means the Target’s annual report on Form 10- K for 2011, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Target’s March 2012 Form 10-Q” means the Target’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2012, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Taxes” has the meaning set forth in Section 8.04(a).

“Transaction Agreement” means Transaction Agreement dated as of the date hereof, among the Company, Target, Parent, Holdings 1, Holdings 2 and Initial Borrower setting forth certain matters relating to the conduct of the Acquisition and the Merger that have been agreed by the parties thereto.

“Transactions” means, collectively, (i) the Merger, the Acquisition and the consummation of the other transactions contemplated by the Transaction Agreement,

Scheme Documents, or any other agreements related thereto, (ii) the execution, delivery and performance of the Transaction Agreement, the Scheme Documents, the Loan Documents and the Fee Letter and the funding, and the application of the proceeds of the Loans, (iii) the consummation of any other transactions contemplated by any of the foregoing, and (iv) the payment of any Acquisition Costs in connection with the foregoing.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“United States” means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

“Unused Commitment Fee” has the meaning set forth in Section 2.07(a).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Parent.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by Parent’s independent public accountants) with the most recent audited consolidated financial statements of Parent and its Consolidated Subsidiaries delivered to the Banks (or, prior to delivery of the first such financial statements by Parent, the most recently delivered audited consolidated financial statements of the Company and its Consolidated Subsidiaries); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the Closing Date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans, while an “ABR Borrowing” is a Borrowing comprised of ABR Loans).

Section 1.04. Interpretation (Netherlands). English language words used in this Agreement to describe Dutch law concepts intend to describe such concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower pursuant to this Section 2.01 on the Closing Date; provided that the aggregate principal amount of such Loan by such Bank shall not exceed the amount of its Commitment. The Borrowing under this Section 2.01 shall be made from the several Banks ratably in proportion to their respective Commitments. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

Section 2.02. Notice of Borrowing. To request the Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (A) (x) in the case of a Euro-Dollar Borrowing to be funded in New York, not later than 12:00 P.M. (Eastern time (standard or daylight, as applicable)), three Euro-Dollar Business Days prior to the Closing Date or (y) in the case of an ABR Borrowing to be funded in New York, not later than 12:00 P.M. (Eastern time (standard or daylight, as applicable)), one Domestic Business Day prior to the Closing Date and (B) (x) in the case of a Euro-Dollar Borrowing to be funded in London, not later than 12:00 P.M. (Eastern time (standard or daylight, as applicable)), four Euro-Dollar Business Days prior to the Closing Date or (y) in the case of an ABR Borrowing to be funded in London, not later than 12:00 P.M. (Eastern time (standard or daylight, as applicable)), two Domestic Business Day prior to the Closing Date. The telephonic Borrowing request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing request substantially in the form of Exhibit D hereto (the “Notice of Borrowing”). The telephonic Borrowing request and the Notice of Borrowing shall specify the following information:

(i) the date of the Borrowing, which shall be a Domestic Business Day in the case of a ABR Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii) the aggregate amount of the Borrowing,

(iii) whether the Loans are to be ABR Loans or Euro-Dollar Loans, and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Banks; Funding of Loans. (a) Upon receipt of the Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of the Borrowing.

(b) Not later than (x) in the case of a request in accordance with Section 2.02(A), 12:00 Noon (Eastern time (standard or daylight, as applicable)) or (y) in the case of a request in accordance with Section 2.02(B), 10:00 A.M. (London time), in each case, on the date of the Borrowing, each Bank participating therein shall make available its share of such Borrowing, in federal or other funds immediately available to the Administrative Agent at: Citibank, N.A., New York New York 10043, ABA # 021-000-089, Account Name: Morgan Stanley Senior Funding, Inc., Reference: Eaton Corporation—(Project Caribou), Account #: 406-99-776. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address in immediately available funds.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the time of the Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.04. Notes. (a) Upon the request of a Bank, the Loan of such Bank to the Borrower shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office.

(b) Upon receipt of each Bank’s Note pursuant to Section 2.04(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of the Loan made by it to the Borrower and the date and amount of each payment of principal made with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan to the Borrower then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower to so endorse its Note and to attach to and make a part of such Note a continuation of any such schedule as and when required.

Section 2.05. Maturity of Loans. The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

Section 2.06. Interest Rates. (a) Each ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the ABR Margin for such day plus the ABR for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any ABR Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to ABR Loans for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day in the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) The “London Interbank Offered Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period, the offered rate for deposits in dollars for a period equal to or nearest the number of days in such Interest Period which appears on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m., London time, two Euro-Dollar Business Days prior to the beginning of such Interest Period; provided that, if such rate is not available for any reason, the “London Interbank Offered Rate” shall mean, with respect to each day during the relevant Interest Period, the rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the respective rates notified to the Administrative Agent by the Reference Banks as the rates at which dollar deposits are offered by them to prime banks at or about 11:00 a.m., London time, two Euro-Dollar Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period, in each case for a maturity comparable to such Interest Period and in an amount comparable to the aggregate principal amount of Loans.

(d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to ABR Loans for such day).

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07. Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Bank ratably in accordance with its Applicable Percentage an unused commitment fee (the “Unused Commitment Fee”) at a rate per annum equal to 0.125%. The Unused Commitment Fee shall accrue for each day from and including the Effective Date to but excluding the date of termination of the Aggregate Commitments in their entirety, on the Aggregate Commitments on such day. Accrued fees under this subsection (a) shall be payable on the earlier of the Closing Date and the date of termination of the Aggregate Commitments in their entirety.

(b) On each date set forth in the table below (or if such date is not a Domestic Business Day, the Domestic Business Day immediately following such date), the Borrower shall pay to the Administrative Agent for the account of each Bank a duration fee (the “Duration Fee”) equal to the Duration Fee Percentage set forth in the table below opposite such date times the Outstanding Amount of each such Bank on such date:

Date	Duration Fee Percentage
90th day after the Closing Date	0.50%
180th day after the Closing Date	0.75%
270th day after the Closing Date	1.25%

(c) The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts, fees in the amounts and at such times as are specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except as provided for in the Fee Letter.

Section 2.08. Optional Termination or Reduction of Commitments. Following the Effective Date, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000 the Aggregate Commitments. Once reduced or terminated pursuant to this Section 2.08, the Commitments may not be reinstated. The Administrative Agent shall provide each Bank with prompt notice of any reduction or termination of the Commitments.

Section 2.09. Mandatory Termination or Reduction of Commitments.

(a) The Aggregate Commitments shall automatically terminate on the earlier of (i) the Certain Funds Termination Date and (ii) the Closing Date (after giving effect to the Borrowing on such date). All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b) Upon receipt by Parent or any of its Subsidiaries, on or after the Effective Date but prior to the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or a Recovery Event, the Aggregate Commitments shall be reduced no later than the Domestic Business Day following the receipt of such Net Cash Proceeds in an amount equal to 100% of such Net Cash Proceeds (or, if one Domestic Business Day following such receipt is the Closing Date, the Borrower shall prepay Loans in an amount equal to 100% of such Net Cash Proceeds on the Domestic Business Day following the Closing Date pursuant to the provisions of Section 2.10(b)). Initial Borrower shall promptly notify the Administrative Agent of receipt of such Net Cash Proceeds, and the Administrative Agent will promptly notify each Bank of its receipt of each such notice. Once reduced pursuant to this Section 2.09(b), the Aggregate Commitments may not be reinstated. Each reduction of the Aggregate Commitments shall be made ratably among the Banks in accordance with their Applicable Percentage.

Section 2.10. Prepayments.

(a) The Borrower may (1) upon same day’s notice to the Administrative Agent, prepay any ABR Borrowing and (2) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Borrowing, in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Upon receipt of a notice of prepayment pursuant to this Section 2.10(a), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment.

(b) Upon receipt by Parent or any of its Subsidiaries, on or after the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or Recovery Event, the Borrower shall promptly (and in any event within two Domestic Business Days) notify the Administrative Agent thereof and within three Domestic Business Days of such receipt, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment.

(c) On or as soon as reasonably practicable (and in no event more than three Domestic Business Days) following the Closing Date, the Borrower shall notify the Administrative Agent thereof and prepay the Loans in an amount equal to 100% of the Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or Recovery Event of the Company or any of its Subsidiaries on or after the Effective Date, but prior to the Closing Date less the aggregate amount of reductions in the Aggregate Commitments made pursuant to Section 2.08 prior to the Closing Date following the receipt by the Company or any of its Subsidiaries of such Net Cash Proceeds. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment.

(d) Prior to any prepayment of Loans under this Section 2.10, the Borrower shall specify the Borrowing or Borrowings to be prepaid (or, if no such specification shall have been provided, the Administrative Agent shall apply such prepayment first to ABR Loans and second to Euro-Dollar Loans, in direct order of next succeeding interest payment date thereafter).

(e) Each prepayment under this Section 2.10 shall (i) be paid together with accrued interest thereon to the date of prepayment and (ii) be applied on a ratable basis to each Bank in accordance with its Applicable Percentage. In connection with any such prepayment of a Euro-Dollar Borrowing on a date other than the last day of an Interest Period, the Borrower shall reimburse the Banks for funding losses as provided in Section 2.13.

Section 2.11. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Euro-Dollar Loans to ABR Loans by giving the Administrative Agent at least two Domestic Business Days’ prior irrevocable notice of such election; provided that any such conversion of Euro-Dollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Euro-Dollar Loans by giving the Administrative Agent at least three Euro-Dollar Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Euro-Dollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Banks have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof.

(b) Any Euro-Dollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans; provided that no Euro-Dollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Banks have determined in its or their sole discretion not to permit such continuations, and provided, further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof.

Section 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without deduction, set-off, defense, recoupment or counterclaim, not later than 12:00 Noon (Eastern time (standard or daylight, as applicable)) on the date when due, in federal or other funds immediately available to the Administrative Agent at its address specified in or pursuant to Section 10.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the ABR Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day, unless such Domestic Business Day occurs after the Maturity Date, in which case the date for payment then shall be the immediately preceding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, or occurs after the Maturity Date, in which case the date for payment thereof shall be the immediately preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13. Funding Losses. If (i) the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Section 2.10, Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, (ii) the Borrower fails to borrow any Euro-Dollar Loan after notice has been given to any Bank in accordance with Section 2.03(a) or fails to prepay in accordance with a notice of prepayment under Section 2.10(a) or (iii) the Borrower requires a Bank to assign its rights with respect to any Euro-Dollar Loan to a Substitute Bank pursuant to Section 8.06 on any day other than the last day of the Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment, failure to borrow or required assignment; provided that such Bank shall have delivered to the Borrower a certificate setting forth the amount of such loss or expense and showing in reasonable detail how such amount was calculated, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest and Fees. Interest based on the Prime Rate or the Federal Funds Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.15. Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on Euro-Dollar Loans made to the Borrower, additional interest on the relevant Euro-Dollar Loan of such Bank to the Borrower at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank to the Borrower shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on Euro-Dollar Loans made to the Borrower, of the amount then due to such Bank under this Section 2.15. Each Bank confirms that, as of the date hereof, the Euro-Dollar Reserve Percentage is zero.

Section 2.16. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in United States dollars (“dollars”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the Administrative Agent’s office on the Domestic Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Bank or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that, on the Domestic Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase dollars with such other currency. If the amount of dollars so purchased is less than the sum originally due to such Bank or the Administrative Agent, as the case may be, in dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent, as the case may be, against such loss, and if the amount of dollars so purchased exceeds the sum of (a) the amount originally due to such Bank or the Administrative Agent, as the case may be, and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 10.05, such Bank or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

Section 2.17. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank: (a) Unused Commitment Fees payable to such Defaulting Bank under Section 2.07(a) shall cease to accrue; and (b) any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 10.05 but excluding Section 8.06) may, in lieu of being distributed to such Defaulting Bank, be applied by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, to the funding of the Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement and (iii) third, to such Defaulting Bank.

ARTICLE 3

CONDITIONS

Section 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on the first date (the “Effective Date”) on which each of the following conditions precedent has been satisfied or waived in accordance with Section 10.06:

(a) receipt by the Administrative Agent of the following documents, each dated the Effective Date unless otherwise indicated, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Fee Letter by each of the parties hereto and thereto;

(ii) [Reserved]

(iii) an opinion of Loyens & Loeff, special Netherlands counsel to Holdings 2;

(iv) an opinion of McDonald Hopkins LLC , special Ohio counsel to Initial Borrower;

(v) an opinion of Simpson Thacher & Bartlett LLP, special New York counsel to Initial Borrower and the Effective Date Guarantors;

(vi) an opinion of McCann FitzGerald, special Irish counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(vii) a certificate (signed by a director) of each of the Effective Date Guarantors certifying (w) that the borrowing or guaranteeing the Commitments will not cause any borrowing, guarantee or similar limits binding on such Effective Date Guarantor to be exceeded, (x) certifying that such Effective Date Guarantor has complied with the provisions of Section 60 of the Act in order to enable such Effective Date Guarantor to enter into this Agreement and perform its obligations under this Agreement, (y) certifying that neither such Effective Date Guarantor, nor any director or Secretary of such Effective Date Guarantor is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies and (z) certifying that the prohibition contained in Section 31 of the 1990 Act does not apply to this Agreement as such Effective Date Guarantor forms part of a group of companies within the meaning of Section 35 of the 1990 Act; provided, that only Parent shall provide the certifications set forth in clauses (x), (y) and (z) above;

(viii) certified copies of (x) the organizational or constitutional document of Initial Borrower and each Effective Date Guarantor, (y) resolutions evidencing the authority for and the validity of this Agreement, and, in the case of Initial Borrower, the Notes and (z) all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to this Agreement and, in the case of the Borrower, the Notes;

(ix) an officer’s certificate of Initial Borrower and each Effective Date Guarantor, certifying the names and true signatures of the officers of such Credit Party authorized to sign this Agreement (and, in the case of the Borrower, the Notes) and the other documents to be delivered hereunder;

(x) (A) a letter of status from the Companies Registration Office of Ireland dated a date reasonably close to the Effective Date as to the status of Parent together with a copy of the board minutes of the Company appointing each of Mark McGuire and Thomas Moran as directors and a certified copy of the constitution documents of Parent as of the Effective Date and (B) an (i) up-to-date extract from the trade register of the Dutch chamber of commerce of Holdings 2 or (ii) if such extract is not yet available, a true and complete copy of the resolutions duly adopted by the sole shareholder of Holdings 2 dated May 20 2012, appointing M.M. McGuire as director A and Intertrust (Netherlands) B.V. as director B of Holdings 2;

(xi) a certificate from the Secretary of State of Ohio dated a date reasonably close to the Effective Date as to the good standing of and organizational documents filed by Initial Borrower; and

(xii) a certificate of Initial Borrower certifying that (A) no Default as of the Effective Date has occurred and is continuing, and (B) the representations and warranties contained in Article 4 are true and correct in all material respects on and as of the Effective Date as if made on and as of such date.

(b) [Reserved]

(c) the Administrative Agent shall have received a copy, certified by Initial Borrower, of the Press Release and the Transaction Agreement.

The Administrative Agent shall promptly notify the Borrower and the Banks of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. Without limiting the generality of Section 7.04, for purposes of determining compliance with the conditions specified in this Section 3.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

Section 3.02. Conditions Precedent to Closing. The obligations of the Banks to make a Loan on the Closing Date is subject to the satisfaction or waiver in accordance with Section 10.06 of the following conditions:

(a) the Effective Date shall have occurred.

(b) the Filing Date shall have occurred.

(c) receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated:

(i) the Notice of Borrowing in accordance with Section 2.02;

(ii) a copy, certified by the Borrower, of (x) each of the Scheme Documents and the Transaction Agreement, and documents delivered pursuant to Section 3.01(c) or otherwise reflecting amendments to, or waivers of, the terms and conditions applicable to the Acquisition, (y) the Court Order in respect of the Scheme and (z) the certificates of the Registrar of Companies in Ireland confirming registration of the Court Order in respect of the Scheme;

(iii) a certificate of the Borrower certifying to the conditions set forth in clauses (d) and (e) of this Section 3.02;

(iv) an opinion of McDonald Hopkins LLC, special Ohio counsel to the Company and certain of the Closing Date Guarantors, substantially in the form of Exhibit E hereto;

(v) an opinion of Simpson Thacher & Bartlett LLP, special New York counsel to the Company and the Closing Date Guarantors, substantially in the form of Exhibit F hereto;

(vi) an executed reaffirmation substantially in the form of Exhibit G hereto from the Company and each Effective Date Guarantor pursuant to which the Company and each Effective Date Guarantor will reaffirm substantially simultaneously with the occurrence of the Closing Date, its obligations, as the Borrower or Guarantor, as applicable, under this Agreement and the Notes;

(vii) an executed Joinder Agreement from each Closing Date Guarantor pursuant to which such Closing Date Guarantor will become, substantially simultaneously with the occurrence of the Closing Date, a Guarantor under this Agreement;

(viii) certified copies of (x) organizational or constitutional documents of the Company and each Closing Date Guarantor and (y) resolutions of the Company and each Closing Date Guarantor evidencing the authority for and the validity of this Agreement, substantially in the form delivered on the Effective Date with respect to the Initial Borrower and the Effective Date Guarantors;

(ix) secretary’s certificates of the Company and each Closing Date Guarantor, substantially in the form delivered on the Effective Date with respect to the Initial Borrower and the Effective Date Guarantors, certifying the names and true signatures of the officers of (a) the Company authorized to sign the reaffirmation referred to in clause (vi) above and the other documents to be delivered the Company hereunder and (b) each Closing Date Guarantor authorized to sign the Joinder Agreement referred to in clause (vii) above; and

(x) a certificate from the Secretary of State (or other similar office) of each relevant jurisdiction dated a date reasonably close to the Closing Date as to the good standing of and organizational or constitutional documents filed by the Company and each Closing Date Guarantor.

(d) the Certain Funds Representations shall be true and correct in all material respects on and as of the Closing Date as if made on such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(e) as of the Closing Date, no Certain Funds Event of Default has occurred and is continuing or would result from the consummation of the Borrowing or from the application of the proceeds therefrom.

(f) (i) the Scheme Effective Date shall have occurred and Parent (together with its nominees) owns (or immediately after application of the proceeds of the Borrowing on the Closing Date will own) 100% of the issued share capital of Target and (ii) the Acquisition shall have been, or concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of Appendix III to the Press Release, the Transaction Agreement and the Scheme Documents, without giving effect to any modifications, amendments, consents or waivers by Parent (or its applicable Subsidiary) thereunder that are materially adverse to the interests of the Banks, without the prior written consent of the Initial Banks (it being understood and agreed that (a) any change in the Scheme consideration (as set forth in the Section 2 (“Consideration”) of the Press Release most recently delivered prior to the Effective Date) (other than a reduction in such consideration to the extent such reduction is less than 10% of the aggregate consideration as of the Effective Date and, in the case of a reduction in the cash portion of such consideration (as set forth in Section 2 (“Consideration”) of the Press Release most recently delivered prior to the Effective Date), the Aggregate Commitments are reduced dollar for dollar by the amount of such reduction), (b) any modification, amendment or waiver of any of the conditions set forth in clauses (c), (d) and (e) of paragraph 3 of Appendix III to the Press Release (in the form most recently delivered prior to the Effective Date) and (c) any modification, amendment or waiver of the Specified Transaction Agreement Representations shall, in each case, be deemed materially adverse to the interests of the Banks and may only be modified, amended or waived with the consent of the Initial Banks.

(g) the Merger shall have occurred (or shall occur substantially concurrently with the Borrowing), which shall be confirmed through the delivery of merger certificate filed and effective with the Secretary of State of the State of Ohio.

(h) (i) the fees in the amounts agreed in writing by the Joint Lead Arrangers in the Fee Letter to be received on or prior to the Closing Date, (ii) the fees in the amounts agreed in writing by the Banks in this Agreement to be received on or prior to the Closing Date (including, without limitation, the Unused Commitment Fee) and (iii) all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) of the Joint Lead Arrangers and the Administrative Agent for which invoices have been delivered at least three Domestic Business Days prior to the Closing Date (except as otherwise agreed by the Borrower) shall have been paid in full on or prior to the Closing Date; provided that such amount of fees and expenses may be deducted from the proceeds of the Loans to be made on the Closing Date.

Section 3.03. Action by Banks During Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in any Loan Document or (ii) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof was incorrect in any material respect, except (I) in the case of a particular Bank, if it would be illegal, due to a Change in Law affecting such Bank occurring after the date such Bank has become a party to this Agreement, for such Bank to participate in making the Loans hereunder and (II) in circumstances where, pursuant to Section 3.02, a Bank is not obligated to make a Loan, no Bank shall be entitled to:

(a) cancel any of its Commitments (except as set forth in Section 2.08 or Section 2.09) to the extent to do so would prevent or limit the making of a Loan;

(b) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of its Loan;

(c) refuse to participate in making its Loan;

(d) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent or limit the making of its Loan; or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Documents to the extent to do so would prevent or limit the making of its Loan;

provided that immediately upon (x) the expiration of the Certain Funds Period, (y) the occurrence of a Certain Funds Event of Default or (z) the breach of a Certain Funds Representation in any material respect, all such rights, remedies and entitlements shall be available to the Banks as provided in the last paragraph of Section 6.01 notwithstanding that they may not have been used or been available during the Certain Funds Period.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Initial Borrower and each Effective Date Guarantor represent and warrant that, as of the Effective Date (except with respect to representations and warranties expressly stated to be made as of the Closing Date), and each Credit Party represents and warrants that, as of the Closing Date (it being understood and agreed that the representations and warranties as of the Closing Date shall be made with respect to Parent and its Subsidiaries, including the Company and its Subsidiaries and the Target Group):

Section 4.01. Organizational Existence and Power. Such Credit Party is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, incorporation or formation, as applicable, and has all organizational powers and all Material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by such Credit Party of this Agreement and any Joinder Agreement and by the Borrower of its Notes are within such Credit Party’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of such Credit Party’s organizational or constitutional documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Credit Party or any of such Credit Party’s Subsidiaries or result in the creation or imposition of any Lien on any asset of such Credit Party or any of such Credit Party’s Subsidiaries.

Section 4.03. Binding Effect. This Agreement (including, after giving effect to the Joinder Agreements on the Closing Date) constitutes such Credit Party’s valid and binding agreement and the Notes, when executed and delivered in accordance with this

Agreement, will constitute the valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

Section 4.04. Financial Information; No Material Adverse Change. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2011 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company’s 2011 Form 10-K Report, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2012 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months then ended set forth in the Company’s quarterly report for the fiscal quarter ended as March 31, 2012 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, on a basis consistent with the financial statements referred to in Section 4.04(a), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

(c) The consolidated balance sheet of the Target and its Consolidated Subsidiaries as of December 31, 2011 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Target’s 2011 Form 10-K Report, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Target and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(d) The unaudited consolidated balance sheets of the Target and its Consolidated Subsidiaries as of March 31, 2012 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months then ended, set forth in the Target’s quarterly report for the fiscal quarter ended March 31, 2012 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, on a basis consistent with the financial statements referred to in Section 4.04(c), the consolidated financial position of the Target and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal quarter (subject to normal year-end adjustments).

(e) Since December 31, 2011, there has been no material adverse change in the business, financial position, results of operations or prospects of Parent and its Consolidated Subsidiaries (after giving effect to the Transactions), considered as a whole

(a “Material Adverse Change”). The parties hereto agree that the changes disclosed to the Banks in an Information Document or in the Transaction Agreement, in each case delivered on or prior to the Effective Date, do not in themselves constitute a Material Adverse Change and will not be taken into account in determining whether any Material Adverse Change has occurred.

Section 4.05. Litigation. Other than the Disclosed Litigation, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, Parent or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect or an adverse effect on the rights or remedies of the Administrative Agent or the Banks under this Agreement or the Notes or which in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. As of the Closing Date, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except to the extent that non-fulfillment or non-compliance could not reasonably be expected to result in a Material Adverse Effect. The members of the ERISA Group have not (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, except for waivers of amounts not exceeding $75,000,000 in the aggregate, (ii) failed to make any contribution or payment to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code to secure a liability in excess of $75,000,000 or (iii) incurred any liability in excess of $75,000,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, (iv) incurred one or more Reportable Events which is reasonably likely to result in a liability to the ERISA Group, in the aggregate, in excess of $75,000,000 or (v) incurred one or more Non-U.S. Benefit Events which is reasonably likely to result in an aggregate liability of Parent and its Subsidiaries in excess of $75,000,000. No Unfunded Liabilities exist under any Plan or Plans that in the aggregate would be likely to result in a Material Adverse Effect.

Section 4.07. Environmental Matters. As of the Closing Date, Parent or its applicable Subsidiaries regularly review those contingencies known to it with respect to which there is a reasonable possibility that Environmental Laws may have a foreseeable adverse effect on the business, operations and properties of Parent and such Subsidiaries. In the course of such reviews, Parent or its applicable Subsidiaries identify and evaluate, to the extent reasonably feasible, any associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, related constraints on operating activities, including, the periodic or permanent shutdown of a facility or reduction in the level of or change in the nature of operations conducted thereat, costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and actual or potential liabilities to third parties, including employees, and related costs and expenses). On the basis of such reviews, Parent or its applicable Subsidiaries have reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect other than as disclosed in an Information Document.

Section 4.08. Taxes. Except as disclosed in the 2011 Form 10-Ks or in the 2012 Form 10-Qs, (i) United States federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2004, (ii) Parent and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due, (iii) no tax assessment or penalty has been imposed on Parent or any of its Subsidiaries, except any assessment that is being contested by Parent or any of its Subsidiaries in good faith by appropriate proceedings and (iv) the charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09. Subsidiaries. All of Parent’s Subsidiaries (except Insignificant Subsidiaries) are duly organized, validly existing and in good standing, where applicable, under the laws of their respective jurisdictions of organization, and have all organizational powers and all Material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted.

Section 4.10. Not an Investment Company. Such Credit Party is not an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. The information set forth in the Information Documents and the Press Release was true and accurate in all Material respects on the date as of which such information was stated or certified; provided that with respect to any statements, estimates or projections with respect to the future performance of Parent and its Subsidiaries included in the Information Documents, the Borrower represents only that such statements, estimates or projections have been prepared in good faith based upon assumptions believed to be reasonable on the date any such statements, estimates or projections were prepared and furnished. All information hereafter furnished by or on behalf of any Credit Party at any meeting to which all the Banks are invited (including any confidential information memorandum or lender presentation prepared or reviewed by any Credit Party) or hereafter furnished in writing by any Credit Party to the Administrative Agent or any Bank pursuant to or in connection with this Agreement, when taken as a whole, will be true and accurate (in all respects that are material in relation to any Bank’s decision to take or refrain from taking any action requested by the Borrower or to exercise or refrain from exercising any remedy under Article 6 hereof) on the date as of which such information is stated or certified, subject to the proviso set forth in the preceding sentence with respect to such statements, estimates or projections. The

Credit Parties have disclosed to the Banks in writing any and all facts which have a Material Adverse Effect (or with respect to which, in the Borrower’s good-faith opinion, a reasonable possibility exists that they may have a Material Adverse Effect).

Section 4.12. Liens. The aggregate principal amount of Debt under clauses (i) and (ii) of the definition thereof outstanding and which is secured by Liens on assets of Parent or any Subsidiary does not exceed $150,000,000 (excluding any deposits in an escrow account).

Section 4.13. Compliance with Laws.

(a) Parent and its Subsidiaries are in compliance in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where it is not probable that the failure to comply therewith will result in, prior to the Closing Date, a Material Adverse Effect or on and after the Closing Date, a reduction of more than 25% of Parent’s Adjusted Consolidated Net Worth, as shown in its most recent financial statements furnished in accordance with Section 5.01(a) or 5.01(b).

(b) Neither Parent nor any of its Subsidiaries are in violation of any applicable law, relating to anti-corruption or counter-terrorism (including the FCPA, United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the USA PATRIOT Act; the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2001, the United Kingdom Terrorism Order of 2006, the United Kingdom Terrorism Order of 2009, the United Kingdom Terrorist Asset-Freezing Act of 2010 and the United Kingdom Bribery Act of 2010) that in the aggregate would have a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole. To the knowledge of management of the Borrower, none of Parent, any of its Subsidiaries or any of their respective officers or directors (a) have violated or is in violation of any applicable Anti-Money Laundering Law or any applicable law that relates to Sanctions that in the aggregate would have a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole, or (b) is an Embargoed Person.

Section 4.14. Margin Regulations. Each of Parent and its Subsidiaries is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock. No portion of any Loan under this Agreement shall be used by the Borrower in violation of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. Following the application of the Borrowing, not more than 25% of the value of the assets of the Borrower will be represented by or made up of Margin Stock.

Section 4.15. Acquisition Related Representations.

(a) Parent has delivered to the Administrative Agent a complete and correct copy of the Transaction Agreement, the Press Release and (if and when issued) the Scheme Circular, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Scheme Documents has or will be, prior to its execution and delivery, duly authorized by Parent. Each of the Scheme Documents is or will be, when entered into and delivered, the legal, valid and binding obligations of Parent and the Target, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, examination or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

(b) The Press Release and the Scheme Circular (if and when issued) when taken as a whole: (i) do not (or will not if and when issued) contain any statement which is materially untrue by Parent or omit any material and necessary information in light of the circumstances in which they are delivered which makes any statement for which Parent or its directors are responsible, materially misleading and all expressions of expectation, intention, belief and opinion of Parent in the Press Release or the Scheme Circular were or will be honestly made on reasonable grounds after due and careful consideration by Parent in light of the facts known to Parent at such time; and (ii) taken as a whole, contain all the material terms of the Scheme.

(c) Each of the Scheme Documents complies in all material respects with the Companies Acts 1963 to 2009 of Ireland and the Irish Takeover Rules, subject to any applicable waivers by the Panel.

Section 4.16. Effective Date Guarantors. Except as listed on Annex C, as of the Effective Date, there are no Domestic Subsidiaries of the Company that are not either (i) Insignificant Subsidiaries or (ii) Excluded Persons.

ARTICLE 5

COVENANTS

Prior to the Closing Date, Initial Borrower and each Effective Date Guarantor agrees that, and from and after the Closing Date, each Credit Party agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

Section 5.01. Information. Parent will deliver to each of the Banks:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of Parent beginning with the first fiscal year ending after the Closing Date, a consolidated balance sheet of Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing; provided that any such filing that is available on EDGAR shall be sufficient to satisfy this clause (a);

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Parent beginning with the first fiscal quarter ending after the Closing Date, a condensed consolidated balance sheet of Parent and its Consolidated Subsidiaries as of the end of such quarter, the related condensed consolidated statements of income for such quarter and for the portion of Parent’s fiscal year ended at the end of such quarter and the related condensed statement of cash flows for such quarter and such portion of Parent’s fiscal year and, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding periods in Parent’s previous fiscal year, if any, all certified by the chief financial officer or the chief accounting officer of Parent (subject to normal year-end adjustments) as to fairness of presentation and consistency with the most recent audited financial statements referred to in Section 4.04(a) or 5.01(a), except for changes in accounting principles disclosed in such officer’s certificate and approved by the firm of independent public accountants which reported on such audited financial statements; provided that any such filing that is available on EDGAR shall be sufficient to satisfy this clause (b);

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of Parent (i) setting forth in reasonable detail the calculations required to establish whether Parent was in compliance with the requirements of Section 5.07 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto (a “Compliance Certificate”);

(d) within ten Domestic Business Days after any financial officer of Parent obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer (or prior to the Closing Date, any officer or director) of Parent setting forth the details thereof and the action which Parent is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of Parent generally, copies of all financial statements, reports and proxy statements so mailed; provided that any such filing that is available on EDGAR shall be sufficient to satisfy this clause (e);

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Credit Party shall have filed with the Securities and Exchange Commission; provided that any such filing that is available on EDGAR shall be sufficient to satisfy this clause (f);

(g) from and after the Closing Date, if and when any member of the ERISA Group (i) gives or is required to give, with respect to any Plan which has Unfunded

Liabilities, notice to the PBGC of any Reportable Event which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any such Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multi-Employer Plan is in reorganization, is insolvent, has been terminated or is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of any withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any payment or contribution to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security to secure a liability, a certificate of the chief financial officer or the chief accounting officer of Parent setting forth details as to such occurrence and the action, if any, which Parent or applicable member of the ERISA Group is required or proposes to take; (viii) determines that any Plan is or is reasonably expected to be in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; or (ix) incurs one or more Non-U.S. Benefits Events; provided that the copies referred to in this subsection (g) shall be required to be delivered as a result of any event specified in clauses (i) through (ix) of this subsection (g) only if such event, together with all other such events within the previous twelve months, represents actual or potential liabilities of one or more members of the ERISA Group in an aggregate amount in excess of $50,000,000 and/or relates to a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 (for which purpose each event specified in clauses (ii), (vi) and (vii) shall be deemed to represent an actual liability of a member of the ERISA Group in the amount set forth in the relevant notice);

(h) from and after the Closing Date, promptly upon the chief financial officer, chief accounting officer or treasurer of Parent obtaining knowledge thereof, notice of any change in any rating by S&P or Moody’s of any outstanding senior unsecured long-term debt of the Borrower or any public announcement by S&P or Moody’s that such a rating is under review for possible downgrade; and

(i) from and after the Closing Date, promptly following the occurrence thereof, notice of (i) Parent or any Subsidiary becoming the issuer or co-issuer of, or borrower or guarantor under, any series of debt securities or any syndicated credit facility or (ii) any Person becoming a direct or indirect parent entity of the Borrower that holds any material assets or owes any material liabilities, whether by formation, acquisition, redomiciliation or otherwise; and

(j) from time to time such additional information regarding the financial position or business of Parent and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.02. Payment of Obligations. Parent will pay and discharge, and will cause its Subsidiaries to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings or where the failure to pay and discharge them would not have a Material Adverse Effect. Parent and its Subsidiaries will maintain, on a consolidated basis, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.03. Maintenance of Property; Insurance. (a) Parent will, and will cause its Subsidiaries to, keep all property useful and necessary in their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(b) Parent and its Subsidiaries’ (except Insignificant Subsidiaries) will maintain (either in the name of Parent, the Borrower or in such Subsidiaries own names), with financially sound and responsible insurance companies (which may include so-called captive insurance companies), insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. Parent will (a) from and after the Closing Date, continue, and will cause its Subsidiaries (except Insignificant Subsidiaries) to continue, to engage in the aerospace, electrical and hydraulics and other material businesses in which the Company and its Subsidiaries and the Target and its Subsidiaries are engaged on the date hereof, and (b) preserve, renew and keep in full force and effect, and will cause its Subsidiaries (except Insignificant Subsidiaries) to preserve, renew and keep in full force and effect their respective organizational existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary (other than the Borrower) into Parent or the merger or consolidation of a Subsidiary with or into another Person if the Person surviving such consolidation or merger is a Subsidiary and, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the organizational existence of any Subsidiary (other than the Borrower) if Parent in good faith determines that such termination is in the best interest of Parent and is not materially disadvantageous to the Banks and, prior to any such termination, all outstanding obligations of such Subsidiary to each Bank and the Administrative Agent under this Agreement shall have been satisfied, (iii) any sale, lease, transfer or other disposition of assets or any sale, transfer or other disposition of the Equity Interest of a Subsidiary to another Person if such Person is a Subsidiary or if it is otherwise permitted by Section

5.10, (iv) the migration of a Subsidiary to another jurisdiction (which, in the case of the Borrower, shall be a jurisdiction within the United States of America), (v) the conversion of a Subsidiary into a limited liability company, a corporation or other organizational form, (vi) the Transactions, or (vii) Parent or any Subsidiary from entering into businesses in addition to those of the general type now conducted by the Company and its Subsidiaries and the Target and its Subsidiaries.

Section 5.05. Compliance with Laws.

Parent will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA, Regulations T, U and X and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where it is not probable that the failure to comply therewith will result in, prior to the Closing Date, a Material Adverse Effect, or on and after the Closing Date, a reduction of more than 25% of Parent’s Adjusted Consolidated Net Worth, as shown in its most recent financial statements furnished in accordance with Section 5.01(a) or 5.01(b).

Section 5.06. Inspection of Property, Books and Records. Parent will keep, and will cause each Subsidiary to keep, books of record and account in which entries shall be made of dealings and transactions in relation to its business and activities, all to the extent required to permit its consolidated financial statements to be audited and reported on without qualification in accordance with GAAP. Parent will permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent or any of the Banks (such representatives to be accompanied by an officer of Parent or his or her designee), at the Administrative Agent’s or such Bank’s, as applicable, expense (except as provided in Section 10.04(a)(ii)), to visit and/or inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (except to the extent covered by attorney-client or other privilege) and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided that (x), at Parent’s request, an officer of Parent or his or her designee may be present at any such discussion with independent public accountants and (y) so long as no Event of Default is continuing, the aggregate number of inspections that may be conducted by the Administrative Agent and the Banks collectively in any fiscal year shall not exceed one.

Section 5.07. Leverage Ratio. From and after the Closing Date, the ratio of Consolidated Debt to Consolidated Capitalization shall not exceed 0.60:1.00 on any day on which the Borrower outstanding senior unsecured long term debt securities are rated lower than A- or an equivalent rating by S&P or lower than A3 or an equivalent rating by Moody’s.

Section 5.08. Negative Pledge. After the Effective Date, Parent will not, and will not permit any Subsidiary to, create, assume or suffer to be created any Lien on any asset now owned or hereafter acquired by it, except:

(a) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary (other than as a result of the Merger or the Acquisition) and not created in contemplation of such event;

(b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Parent or a Subsidiary (other than as a result of the Merger or the Acquisition) and not created in contemplation of such event;

(d) any Lien existing on any asset prior to the acquisition thereof by Parent or a Subsidiary (excluding any acquisition in connection with the Merger or the Acquisition) and not created in contemplation of such acquisition;

(e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08; provided that such Debt is not increased and is not secured by any additional assets;

(f) Liens arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not secure any single obligation (or any group of related obligations) in an amount exceeding $100,000,000; and

(g) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt in an aggregate principal amount at any time outstanding, together with aggregate principal amount of unsecured Debt of non-Credit Parties outstanding pursuant to Section 5.09(g), does not to exceed 10% of Adjusted Consolidated Net Worth.

Section 5.09. Limitation on Non-Guarantor Debt. After the Effective Date, Parent will not permit any Subsidiary that is not a Guarantor to create, incur, assume or permit to exist any Debt referred to in clause (i) or (ii) of the definition thereof, except any such Subsidiary, may create, incur, assume or permit to exist:

(a) any Debt of Parent and its Subsidiaries existing on the Closing Date after giving effect to the Transactions in the aggregate principal amount outstanding not to exceed $100,000,000;

(b) any Debt owed to Parent or any other Subsidiary;

(c) any Debt of any Person at the time such Person becomes a Subsidiary (other than as a result of the Merger or the Acquisition) and not created in contemplation of such event;

(d) any Debt incurred or assumed for the purpose of financing all or any part of acquiring an asset; provided, that such Debt is incurred or assumed concurrently with or within 90 days after the acquisition thereof;

(e) any Debt of any Person existing at the time such Person is merged or consolidated with or into Parent or a Subsidiary (other than as a result of the Merger or the Acquisition) and not created in contemplation of such event;

(f) any Debt arising out of the refinancing, extension, renewal, replacement or refunding of any of the Debt described in clauses (a), (c), (d) or (e) of this Section 5.09; provided, that the aggregate principal amount of such Debt shall not exceed the refinanced, renewed, refunded, extended or replaced funded amount thereof plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith plus (without duplication) any commitments unutilized in respect thereof; and

(g) any other Debt in an aggregate principal amount at any time outstanding, together with aggregate principal amount of secured Debt of Credit Parties outstanding pursuant to Section 5.08(g), not to exceed 10% of Adjusted Consolidated Net Worth.

It is agreed that during the 40 day period immediately following the Closing Date, the Target and the Target Guarantors shall deemed to be Guarantors for purposes of this Section 5.09.

Section 5.10. Consolidations, Mergers and Sales of Assets. Neither Parent nor Borrower will (a) consolidate with or merge into any other Person or (b) sell, lease or otherwise transfer or permit any of its Subsidiaries to sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any other Person; provided that nothing in this Section 5.10 shall prohibit the consummation of the Transactions; and provided further that nothing in this Section 5.10 shall prohibit Parent or the Borrower from consolidating with or merging into another Person if:

(i) immediately after such consolidation or merger substantially all of the Equity Interest of the surviving Person are directly or indirectly owned by (i) in the case of Parent, the former equityholders of Parent and (ii) in the case of the Borrower, Parent;

(ii) immediately after such consolidation or merger the Person into which Parent or the Borrower shall have been consolidated or merged shall not be in default in the performance or observance of any of the terms, covenants and conditions of this Agreement to be kept or performed by Parent or the Borrower;

(iii) with respect to the Borrower, the Person into which the Borrower shall have been consolidated or merged shall be a corporation organized under the laws of the United States or any State thereof;

(iv) the due and punctual payment of the principal of (and premium, if any) and interest on all of the Loans according to their tenor and the due and punctual performance and observance of all the covenants and conditions of this Agreement, including as Guarantor, to be performed or observed by Parent or the Borrower, as applicable, shall be expressly assumed, pursuant to documentation in form and substance satisfactory to the Administrative Agent, and executed and delivered by the Person into which Parent or the Borrower, as applicable, shall have been consolidated or merged;

(v) immediately after such consolidation or merger the chief financial officer or chief accounting officer of Parent, or prior to the Closing Date, any officer or director of Parent shall deliver to the Administrative Agent a certificate stating that as of the time immediately after the effective date of such consolidation or merger the covenants of Parent or the Borrower, as applicable, contained in this Section 5.10 have been complied with and the successor Person is not in Default under the provisions of this Agreement; and

(vi) immediately after such merger Parent or the Borrower, as applicable, shall have delivered to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that the conditions set forth in this Section 5.10 have been met.

Section 5.11. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used for the Certain Funds Purpose substantially simultaneously with the receipt thereof. None of such proceeds will be used in violation of any applicable law or regulation. Except as otherwise authorized or permitted by OFAC, neither parent nor any of its Subsidiaries will use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (i) for the purpose of financing the activities of or with any Embargoed Person or (ii) in any manner that would cause any Person participating in the Loan as lender, underwriter, investor or otherwise, to violate economic sanctions laws or regulations applicable to that participating Person.

Section 5.12. Progress of Scheme.

(a) Parent shall procure that the:

(i) Scheme Circular is dispatched by the Target as soon as practicable and in any event within 28 days of the date of issue of the Press Release (or on or before such later date as the Panel may permit) or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Shares to consider the Scheme; and

(ii) material terms of the Scheme Circular are not inconsistent in any material respect with, or contrary to, the terms of the draft Press Release delivered to the Administrative Agent pursuant to the terms of this Agreement unless the Administrative Agent has approved in writing (which approval shall not be unreasonably withheld, delayed or conditioned) such change in advance or is required by the Panel, the Court or the Securities and Exchange Commission.

(b) Parent will keep the Administrative Agent and the Initial Banks reasonably informed as to any material developments in relation to the Scheme and (i) promptly deliver to the Administrative Agent any material documents in relation to the Scheme, including a copy of any Scheme Document (subject to applicable legal or regulatory restrictions on disclosure thereof, including any requirements of the Irish Takeover Rules), (ii) promptly after any reasonable request from the Administrative Agent or the Initial Banks provide the Administrative Agent and the Initial Banks with any material information relevant to the progress of the Scheme and with any material information or advice received in relation to and relevant to the Scheme and (iii) notify the Administrative Agent and the Initial Banks promptly following it becoming aware that the relevant Court Order has been issued.

(c) Parent shall not:

(i) take any action (and procure, so far as it is able to do so, that no person Acting in Concert (as defined in the Irish Takeover Panel Act of 1997, as amended) with it or otherwise, takes any action) which would compel it (or any person Acting in Concert with it) to make an offer to shareholders in the Target under Rule 9 of the Irish Takeover Rules; and

(ii) without the prior written consent of the Administrative Agent, acquire any Shares other than under the Scheme.

(d) Without duplication of its obligations under Section 5.12(b), Parent shall:

(i) comply in all material respects with its obligations under the Scheme and the Scheme Documents;

(ii) comply in all material respects with its obligations under the Irish Companies Acts 1963 to 2009 and the Irish Takeover Rules, subject to any applicable waivers by the Panel;

(iii) agree with the Administrative Agent and the Initial Banks the content of, and will deliver to the Administrative Agent and the Initial Banks copies of, all publicity material, press releases and announcements intended to be published to the extent relating to or describing the Banks or the Loan (other than the Scheme Documents) as soon as practicable prior to their publication, unless otherwise required by the Irish Takeover Rules, the Panel, any regulation, any applicable stock exchange, any applicable government or other regulatory authority and shall not publish any such other publicity material, press releases or announcements relating to the Banks or the Loan without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

(e) Parent shall not implement the Acquisition by way of a tender offer without the prior written consent of the Administrative Agent and the Initial Banks.

Section 5.13. Limitations on Activities of Credit Parties During the Certain Funds Period. During the Certain Funds Period and immediately prior to the Closing Date (and immediately prior to consummation of the Merger) Parent and its Subsidiaries shall not (a) incur any Debt other than or any intercompany Debt, (b) own any material assets other than the Equity Interests of any of their respective Subsidiaries or (c) otherwise engage in any business or activity other than (i) the ownership and/or acquisition of the Equity Interests of the Initial Borrower, Holdings 2 and Holdings 1, as applicable, (ii) the maintenance of their legal existence, including the incurrence of fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (iv) incurring fees, costs and expenses relating to organization overhead including professional fees for legal, tax and accounting issues and paying taxes, (v) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and the borrowing of any Loans hereunder and the guarantees of the obligations hereunder, (vi) the performance of its obligations under the Transaction Agreement (including the consummation of the transactions contemplated by Exhibit 8.1(b)(ii) of the Transaction Agreement) and under the Scheme Documents, (vii) taking all actions, including executing and delivering any related agreements, for the purpose of consummating any Debt Issuance for the purpose of reducing the Aggregate Commitments and/or refinancing the Loans outstanding under this Agreement (including, without limitation, holding the proceeds of any such Debt Issuance referred to in this clause (vii) in escrow prior to the consummation of the Acquisition), (viii) providing indemnification to officers and directors, (ix) activities incidental to the consummation of the Transactions, including the making of intercompany loans, distributions of cash, cash equivalents or Equity Interests and/or the making of other investments, in each case consummated substantially contemporaneously with the consummation of the Transactions, and (x) activities necessary or advisable for or incidental to the businesses or activities described in clauses (i) to (ix) of this Section 5.13.

Section 5.14. Covenant to Guarantee Obligations.

(a) As soon as practicable (and in no event more than 40 days) following the Closing Date (or such longer period as may otherwise be agreed by the Administrative Agent), Parent shall, at Parent’s expense, cause each Target Guarantor to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent, which in any event will not require the delivery of any documentation other than those that are substantially similar to the applicable documents delivered under Section 3.02(c)(v), (viii), (ix) and (x) (and appropriate local counsel opinions substantially similar in scope to those delivered on the Effective Date, if applicable, including as to the non-contravention of material Debt).

(b) As soon as practicable (and in no event more than 40 days) following the Closing Date (or such longer period as may otherwise be agreed by the Administrative Agent), Parent shall, at Parent’s expense, cause the Target to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) deliver to the Administrative Agent (A) a certificate (signed by a director) of Parent certifying (x) that the Target has complied in all respects with Section 60 of the Act in order to enable the Target to enter into a Joinder Agreement and perform its obligations as a Guarantor under this Agreement, (y) that neither the Target, nor any director or

Secretary of the Target is a company or a person to whom Chapter I or Chapter II of Part VII of the 1990 Act applies and (z) that the prohibition contained in Section 31 of the 1990 Act does not apply to the Joinder Agreement to be entered into by the Target as the Target forms part of a group of companies within the meaning of Section 35 of the 1990 Act and (B) such other customary documentation reasonably requested by the Administrative Agent, which in any event will not require the delivery of any documentation other than those that are substantially similar to the applicable documents delivered under Section 3.02(c)(v), (viii), (ix) and (x) (and appropriate local counsel opinions substantially similar in scope to those delivered on the Effective Date, if applicable, including as to the non-contravention of material Debt).

(c) Subject to clauses (a) and (b) of this Section 5.14, if at any time on or after the Closing Date, (i) any Subsidiary is or becomes (x) the issuer or co-issuer of, or borrower or guarantor under, any series of U.S. debt securities or any U.S. syndicated credit facility, (y) the guarantor of any series of debt securities or any syndicated credit facilities of Parent or (z) the issuer or co-issuer of, or borrower or guarantor under, any series of debt securities or any syndicated credit facility other than as described in clauses (x) and (y), but only to the extent that, in the case of clauses (y) and (z), such Subsidiary is not an Excluded Person or (ii) any Person is or becomes a direct or indirect parent entity of the Borrower that holds any material assets (other than the Equity Interests of any Subsidiary that is or is a parent entity of the Borrower) or owes any material liabilities, whether by formation, acquisition, redomiciliation or otherwise, Parent shall, at Parent’s expense, as soon as reasonably practicable (and in no event more than 30 days (or such longer period as the Administrative Agent shall agree)) following (A) in the case of clause (i)(z) above, a written request from the Administrative Agent therefor and (B) otherwise, such Person becoming issuer, co-issuer, borrower or guarantor or such formation, acquisition or redomiciliation, as applicable, (or, if later, the Closing Date) to cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and (ii) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent, which in any event will not require the delivery of any documentation other than those that are substantially similar to the applicable documents delivered under Sections 3.01(a)(x)(A) and 3.02(c)(v), (viii), (ix) and (x) (to the extent such concept exists) (and appropriate local counsel opinions substantially similar in scope to those delivered on the Effective Date, if applicable).

(d) At any time after the Closing Date, Parent and the Administrative Agent may agree that any Subsidiary of Parent may guarantee the obligations of any Guarantor hereunder by delivering to such Guarantor and the Administrative Agent such customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Subsidiary or Parent.

Section 5.15. Payment of Fees in Connection with the Effective Date.

(a) Parent shall pay (i) the fees in the amounts agreed in writing by the Joint Lead Arrangers in the Fee Letter to be received in connection with the Effective Date by the Joint Lead Arrangers and (ii) all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) of the Administrative Agent and/or Joint Lead Arrangers, in each case, in full to the Joint Lead Arrangers and/or the Administrative Agent, as applicable, on or prior to May 21, 2012.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any principal of the Loans shall not be paid when due or any interest on the Loans, any fees or any other amount payable hereunder shall not be paid within five Domestic Business Days after the due date thereof;

(b) any Credit Party shall fail (i) to observe or perform any covenant contained in Section 5.07 or 5.08 for 30 days after a financial officer of Parent shall become aware of such failure, (ii) to observe or perform any covenant contained in Section 5.09, 5.10, 5.11, 5.12, 5.13 and 5.14, and (iii) the failure of the Borrower to comply with Section 10.10(b);

(c) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by any Credit Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (in any respect that is material in relation to any Bank’s decision to take or refrain from taking any action requested by any Credit Party or to exercise or refrain from exercising any remedy under this Article 6) when made or deemed made;

(e) Parent or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which (i) results in the acceleration of the maturity of any Material Debt or (ii) any applicable grace period having expired, permits the holder of such Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that this clause (f) shall not apply to any voluntary call or voluntary prepayment of any Material Debt by Parent or the relevant Subsidiary;

(g) one or more of Parent and its Subsidiaries (except Insignificant Subsidiaries) or its shareholders or directors shall commence a voluntary case or other voluntary proceeding seeking liquidation, reorganization, examination or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any organizational action to authorize any of the foregoing; provided that any application commenced by a minority of shareholders or directors of Parent or any of its Subsidiaries for the appointment of an examiner in Ireland where such application is deemed to be a voluntary case or other proceeding for the purposes of this Section 6.01(g) shall not constitute a breach of this Section 6.01(g) where such application is dismissed within 60 days;

(h) an involuntary case or other proceeding shall be commenced against one or more of Parent and its Subsidiaries (except Insignificant Subsidiaries) seeking liquidation, reorganization, examination or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against one or more of Parent and its Subsidiaries (except Insignificant Subsidiaries) under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due (after taking into account any approved and granted payment date extensions) an amount or amounts aggregating in excess of $150,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Section 4041(c) of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multi-Employer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $150,000,000; or any member of the ERISA Group shall incur any Unfunded Liabilities with respect to any Plan or Plans that in the aggregate result or could reasonably be expected to result in a Material Adverse Effect; or a Non-U.S. Benefit Event shall occur which shall result in an aggregate liability of Parent and its Subsidiaries in excess of $150,000,000;

(j) a judgment or order for the payment of money in excess of $150,000,000 shall be rendered against Parent or any Subsidiary (including, without limitation, a judgment or order in connection with the Disclosed Litigation) and such judgment or order is uninsured and shall continue unsatisfied and unstayed for a period of 30 days;

(k) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the issued ordinary shares of Parent; or, on and after the Closing Date during any period of 12 consecutive calendar months, individuals who were directors of Parent on the first day of such period shall cease to constitute a majority of the board of directors of Parent; provided that, notwithstanding the foregoing, no Default shall occur under this clause (k) with respect to (x) a transaction in which (1) Parent becomes a direct or indirect wholly-owned subsidiary of a holding company, (2) the direct or indirect holders of the voting Equity Interest of such holding company immediately following such transaction are substantially the same as the holders of Parent’s voting Equity Interests immediately prior to such transaction or do not otherwise constitute a Person or group that has acquired beneficial ownership of 35% or more of the issued ordinary shares of Parent and (3) such holding company becomes a Guarantor and shall become party hereto as, and expressly assume all the obligations of, Parent hereunder and (y) the Transactions, or (ii) the Borrower shall cease to be a direct or indirect wholly-owned Subsidiary of Parent; or

(l) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 5.10) or the satisfaction in full of all the obligations hereunder by virtue of the repayment in full of all Loans and other amounts due hereunder and the termination of the Aggregate Commitments, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies in writing that it has any or further liability or obligation hereunder (other than as a result of the repayment in full of all Loans and other amounts due hereunder and the termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document.

THEREUPON: in any such event, subject during the Certain Funds Period to Section 3.03, the Administrative Agent shall (i) if requested by the Majority Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Majority Banks, by notice to the Borrower declare the Loans and the Notes (together with accrued interest thereon) and all other amounts payable hereunder to be, and the Loans and the Notes and all such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03. Clean-up Period. During the Clean-up Period, any breach of a representation (other than a Certain Funds Representation) or any default (other than a Certain Funds Event of Default) shall not constitute or result in a default, drawstop, right to rescission, termination or similar right or remedy or any other right of enforcement or an acceleration; provided that such breach or default (i) does not have a material adverse effect on the consolidated business, assets or financial condition of the Group taken as a whole, such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under this Agreement; (ii) was not knowingly procured or approved by Parent or the Borrower; (iii) is capable of remedy and (iv) is not a breach of the covenants relating to the accession of Guarantors.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the Notes as are expressly delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as expressly provided in Section 7.07, the provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and no Credit Party shall have rights as a third party beneficiary of any such provisions.

Section 7.02. Administrative Agent and Affiliates. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. The Person serving as the Administrative Agent hereunder and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b) Each Bank understands that the Person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of Parent or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Parent and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Parent or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of Parent or its Affiliates. Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning Parent or its Affiliates (including information concerning the ability of a Credit Party to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Banks that are not members of the Agent’s Group. Neither the Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Parent or any Affiliate of Parent) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Banks.

(c) Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including Parent and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder and under the other Loan Documents). Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning Parent or its Affiliates (including information concerning the ability of a Credit Party to perform its obligations hereunder and under the other Loan Documents) or (iii) any other matter, shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including Parent or its Affiliates) or for its own account.

Section 7.03. Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Banks (or, as applicable, the Required Banks or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or, as applicable, the Required Banks or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Loan Documents, including Sections 6.01 or 10.06) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or of the event or events that give or may give rise to any Default unless and until the Borrower or any Bank shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Documents, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Bank and each Bank confirms to the Administrative Agent that such Bank is solely responsible for any such checks such Bank is required to carry out and that such Bank may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04. Reliance by the Administrative Agent; Consultation with Experts; Delegation of Duties. (a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by the Administrative Agent to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by the Administrative Agent to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loans and, in the case of the

Borrowing, such Bank shall not have made available to the Administrative Agent such Bank’s ratable portion of such Borrowing.

(b) The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 7 and Section 10.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.05. Indemnification. The Banks agree to indemnify the Administrative Agent or any of its sub-agents (to the extent not reimbursed by the Borrower) ratably in accordance with their respective Commitments (or, if the Commitments have been terminated or are no longer in effect, ratably in accordance with the aggregate principal amount of the Loans held by the Banks), for any and all liabilities, losses, damages, costs and expenses of any kind and nature whatsoever (including without limitation reasonable legal fees and expenses) that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 10.04, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction. The obligations of the Banks hereunder are several and not joint, and the failure of any Bank to make any payment hereunder on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its payment hereunder.

Section 7.06. Credit Decision. (a) Each Bank confirms to the Administrative Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its Loans hereunder and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its Loans hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate.

Section 7.07. Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Administrative Agent may on behalf of the Banks appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Banks, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Bank Appointment Period notify the Borrower and the Banks that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of the retiring Administrative Agent’s resignation, which effective date shall be no earlier than three Domestic Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, remedies, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 10.04 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Lead Arrangers and Joint Book Managers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Bank hereunder.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If, on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) the Administrative Agent is advised by the Majority Banks that deposits in dollars (in the applicable amounts) are not being offered to such Banks in the relevant market for such principal amount and Interest Period; or

(b) Banks having 50% or more of the Aggregate Commitments advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as an ABR Borrowing.

Section 8.02. Illegality. If, on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to the Borrower and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of the relevant Bank to make Euro-Dollar Loans to the Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding, Euro-Dollar Loans to the Borrower to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow an ABR Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such an ABR Loan.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (each, a “Change in Law”) shall (i) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan, any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.13), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office), (ii) impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans or (iii) subject any Recipient to any present or future taxes, duties, levies, imposts, deductions, charges or withholdings (other than (A) Taxes, (B) Other Taxes and (C) taxes excluded from the definition of Taxes by clauses (i), (ii) or (iii) of Section 8.04(a) or clause (iii) of Section 8.04(d)) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan to the Borrower, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy of such demand to be delivered to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent Bank) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent Bank) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy of such demand to be delivered to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent Bank) for such reduction.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law becoming effective after the Effective Date, regardless of the date enacted, adopted or issued.

Section 8.04. Taxes. (a) Any and all payments by any Credit Party to or for the account of any Bank or the Administrative Agent under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes and branch profits taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which such Bank or the Administrative Agent (as the case may be) has its principal office or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise, branch profits or similar taxes imposed on it, in each case by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof, (ii) Connection Income Taxes and (iii) United States withholding tax imposed as a result of FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities with respect thereto imposed on or with respect to any payment under any Loan Document, “Taxes”). If any Credit Party or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Credit Party or the Administrative Agent shall make such deductions, (iii) the Credit Party or the Administrative Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) after any payment of Taxes by the Credit Party to a taxation authority or other authority pursuant to this Section 8.04(a), the Credit Party shall furnish to the Administrative Agent, at its address specified in or pursuant to Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Credit Parties agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from the execution or delivery of, or otherwise with respect to, any Loan Document (“Other Taxes”).

(c) The Credit Parties shall jointly and severally indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor, setting forth a complete explanation and calculation thereof. If any such indemnification is made, such Bank will, at the Borrower’s reasonable request and expense, contest such Taxes and Other Taxes in good faith; provided that such Bank shall not be required to continue any such contest if in the opinion of its counsel there is both (i) a reasonable doubt that such contest will be successful and (ii) a reasonable possibility that the continuation thereof will adversely affect the resolution of other tax issues affecting such Bank. If any such contest is successful, such Bank will remit to the Borrower the amount recovered (but not more than the amount of the indemnification paid by the Borrower).

(d) (i) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing.

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from United States federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law

(including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) “Taxes” as defined in Section 8.04(a) shall not include United States withholding tax with respect to interest (A) at the rate indicated on the forms provided by a Bank pursuant to this Section 8.04(d) at the time such Bank first becomes a party to this Agreement or changes the jurisdiction of its Applicable Lending Office or (B) in the case of a Bank that does not provide forms pursuant to this Section 8.04(d), at the rate applicable to such Bank at the time such Bank first becomes a party to this Agreement or changes the jurisdiction of its Applicable Lending Office; provided, however, that if at the time of an assignment pursuant to which a Bank assignee becomes a party to this Agreement or at the time a Bank changes its Applicable Lending Office, the Bank assignor or such Bank (as the case may be) was entitled to payments under Section 8.04(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Bank assignee or such Bank (as the case may be) on such date.

(e) For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) or Section 8.04(c) with respect to Taxes imposed as a result of that failure; provided that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this

Section 8.04 (including by the payment of additional amounts pursuant to this Section 8.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxation authority or other authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant taxation authority or other authority) in the event that such indemnified party is required to repay such refund to such taxation authority or other authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any information related to its taxes that it deems confidential) to the indemnifying party or any other Person.

(g) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

Section 8.05. ABR Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 from the Borrower with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.05 shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) the Loan of such Bank to the Borrower which would otherwise be made by such Bank as a Euro-Dollar Loan shall be made instead as an ABR Loan (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b) after each of its Euro-Dollar Loans to the Borrower has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its ABR Loans instead.

Section 8.06. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank has demanded compensation under Section 8.03 or 8.04, or (iii) if any Bank is a Defaulting Bank, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (“Substitute Banks”) (which may be one or more of the Banks) to purchase the Loans and assume the Commitment of such Bank (the “Exiting Bank”). The Exiting Bank shall, upon reasonable notice and payment to it of the purchase price agreed between it and the Substitute Bank or Banks (or, failing such agreement, a purchase price equal to the outstanding principal amount of its Loans and interest accrued thereon to but excluding the date of payment), assign all of its rights and obligations under this Agreement and the Notes (including its Commitment) to the Substitute Bank or Banks, and the Substitute Bank or Banks shall assume such rights and obligations, in accordance with Section 10.07. In connection with any such sale, the Borrower shall compensate the Exiting Bank for any funding losses as provided in Section 2.13 and the Borrower shall pay to the Exiting Bank its facility fee accrued to but excluding the date of such sale.

ARTICLE 9

GUARANTY

Section 9.01. The Guaranty. Each Guarantor hereby, jointly and severally, irrevocably and unconditionally guarantees to each Bank and the Administrative Agent the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Loans made to the Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by the Borrower under this Agreement or any of the other Loan Documents. Upon failure by the Borrower to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 9.02. Guaranty Unconditional. The obligations of each Guarantor under this Article 9 shall be, joint and several, irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement or any other Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement or any other Loan Document;

(d) any change in the organizational existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in this Agreement or any other Loan Document;

(e) the existence of any claim, set-off or other rights such Guarantor may have at any time against the Borrower, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any illegality, invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the Borrowing by the Borrower or the payment by the Borrower of the principal of or interest on the Loans or any other amount payable by it under this Agreement or any other Loan Document; or

(g) any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause (g), constitute a legal or equitable discharge of such Guarantor’s obligations hereunder.

Section 9.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Except as set forth in Section 9.08, each Guarantor’s obligations under this Article 9 shall remain in full force and effect until the Aggregate Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower under this Agreement and each other Loan Document shall have been paid in full. If at any time any payment of the principal of or interest on the Loans or any other amount payable by the Borrower under this Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Article 9 with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04. Waiver by the Borrower. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.

Section 9.05. Subrogation. Each Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment pursuant to this Article 9, to be subrogated to the rights of the payee against the Borrower with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the Borrower in respect thereof.

Section 9.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or its Notes is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Majority Banks.

Section 9.07. Limitation on Obligations of Guarantor. The obligations of each Guarantor under this Article 9 shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligation subject to avoidance under (i) Section 548 of the United States Bankruptcy Code, (ii) Section 2:207c of the Dutch Civil Code, or (iii) any comparable provisions of applicable law.

Section 9.08. Release of Guarantors. The Banks hereby irrevocably agree that any Guarantor shall be released from this Agreement upon consummation of any transaction permitted hereunder (including a sale, transfer or Disposition of such Guarantor to a Person that is not Parent or one of its Subsidiaries) resulting in such Guarantor ceasing to constitute a Subsidiary. Any Guarantor (other than a direct or indirect parent of the Borrower) shall be released if such Guarantor shall become an Excluded Person; provided that no such release shall occur to the extent such Guarantor remains an issuer or co-issuer of or borrower or guarantor under any U.S. debt securities or U.S. syndicated credit facilities. Any Guarantor that is a direct or indirect parent of the Borrower (other than Parent) shall be released if, at any time after becoming a Guarantor, (i) such Guarantor becomes prohibited by any applicable law, rule or regulation binding on such Guarantor or its properties from guaranteeing the obligations under this Agreement or (ii) remaining a Guarantor would, in the reasonable determination of the Borrower, result in material adverse tax consequences to Parent or any of its Subsidiaries as reasonably determined by the Borrower; provided that no such release shall occur under clauses (i) or (ii) above, to the extent such Guarantor remains an issuer or co-issuer of or borrower or guarantor under any debt securities or syndicated credit facilities. The Banks hereby authorize the Administrative Agent to, and the Administrative Agent will at the sole cost and expense of the Borrower or applicable Credit Party, execute and deliver any instruments, documents, and agreements necessary to evidence and confirm the release of any Guarantor pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Bank.

Section 9.09. Joinder of Guarantors. A Subsidiary of Parent may become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of the Joinder Agreement. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 9.10. Scheme. The obligations and liabilities of the Guarantors under this Agreement shall not be affected by any reduction occurring in, or other arrangement being made relating to the liabilities of any Credit Party to the Banks as a result of any arrangement or composition, made pursuant to any of the provisions of the Irish Companies (Amendment) Act 1990 or any analogous provisions in any other jurisdiction or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer or any analogous event occurring under the laws of any relevant jurisdiction to any Credit Party or over all or a substantial part of the assets (as the case may be) of any Credit Party and each Guarantor hereby agrees with and to the Banks and the Administrative Agent that the amount recoverable by the Banks from the Guarantors hereunder will be and will continue to be the full amount which would have been recoverable by the Banks from any such Guarantor in respect of any such Guarantor’s liabilities had no such arrangement or composition or event as aforesaid been entered into.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. (a) All notices, demands, requests, consents and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower, the Effective Date Guarantors or the Administrative Agent, at its address or facsimile transmission number set forth on the signature pages hereof, (x) in the case of any other Guarantor, at its address or facsimile transmission number set forth in its Joinder Agreement, (y) in the case of any Bank, at its address or facsimile transmission number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (i) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided that notices and communications to the Administrative Agent pursuant to Article 2 or Article 7 shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such

Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to msagency@morganstanley.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Bank to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 10.02. Posting of Approved Electronic Communications. (a) Each of the Banks and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Banks by posting such Approved Electronic Communications on IntraLinksTM or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Banks and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.03. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04. Expenses; Indemnification; Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agent, including, without limitation, reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation, syndication and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom and in connection with the enforcement of rights under this Section 10.04(a).

(b) Indemnification by the Borrower. The Borrower agrees to indemnify the Administrative Agent and each Bank and each Joint Lead Arranger and each Related Party of any of the foregoing Persons (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, claims, losses, damages, out-of-pocket costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any actual or prospective claim, investigation, or administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) only, the administration of the Loan Documents, or any actual or proposed use of proceeds of Loans hereunder, or the enforcement of rights under this Section 10.04(b); provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment, (ii) any material breach by such Indemnitee of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final nonappealable judgment or (iii) any claim by any Indemnitee against another Indemnitee, except to the extent that such claim is against such Person in its capacity as Administrative Agent, Joint Lead Arranger or similar role in connection with this Agreement), in each case, as determined by a court of competent jurisdiction in a final nonappealable judgment. At its own expense, the

Borrower shall have the right to participate in (but not control) the defense of any action with respect to which it may have an indemnity obligation hereunder.

(c) Waiver. To the fullest extent permitted by applicable law but without limiting the Borrower’s obligations under clause (b) above, each party hereto agrees that it shall not assert any claim against any other party hereto or any of their respective Related Parties, on any theory of liability, for consequential, indirect, special or punitive damages (as opposed to direct and actual damages) arising out of or relating to this Agreement or any other Loan Document, the transactions contemplated hereby or thereby, or the actual or proposed use of the Loans. Notwithstanding anything to the contrary herein, no Indemnitee will be liable to the Borrower or any other Person, any of their respective Affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized Persons of information or other materials sent through the Approved Electronic Platform that are intercepted by such Persons.

Section 10.05. Set-Off; Sharing of Payments. (a) Without limiting any of the obligations of the Borrower or the rights of the Banks hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note, each Bank may, without prior notice to the Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Bank or any of its Affiliates or any branch or agency thereof to or for the credit or account of the Borrower. Each Bank shall promptly provide notice of such set-off to the Borrower; provided that failure by such Bank to provide such notice shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application.

(b) If any Bank shall obtain from the Borrower payment of any principal of or interest on a Loan or payment of any other amount under this Agreement or any Note through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a percentage of the principal of or interest on such Loan or such other amounts then due hereunder by the Borrower to such Bank in excess of its pro rata share thereof, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 10.06. Amendments and Waivers. Except as otherwise set forth in this Agreement, any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and by the Required Banks and acknowledged by the Administrative Agent; provided, that no such amendment or waiver shall, unless signed by all the Banks (i) extend, increase (including reinstating a terminated or expired Commitment) or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on the Loans or any fees hereunder; provided, however, that only the consent of the Required Banks and the Borrower shall be necessary to amend the rate of interest described in Section 2.06(c), (iii) postpone the date fixed for any payment of principal of or interest on the Loans or any fees hereunder or for the termination of any Commitment (other than with respect to payments or terminations contemplated by Section 2.08 or Section 2.09), (iv) change the percentage of the Commitments or of the Aggregate Outstanding Amount, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 10.06 or any other provision of this Agreement (including, without limitation, the definitions of “Required Banks” and “Majority Banks”), or (v) release Parent as a Guarantor or release all or substantially all of the value of the Guarantors, in either case from the obligations as guarantor under Section 9.01 or amend Section 10.05; provided further that this Agreement may be amended, prior to the Closing Date, by the Borrower, the Initial Banks, the Administrative Agent and any applicable Bank (without the consent of any other Bank or Person) to increase the Aggregate Commitments hereunder by increasing the Commitments of any existing Bank that consents to such increase, or by adding new Commitments from new Banks who agree to provide such incremental Commitments (such increased or incremental Commitments to be on terms identical to the existing Commitments), and to make such other changes as shall be necessary or appropriate to reflect such increase and the addition, if applicable, of such Banks.

Notwithstanding the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to each Banks, affect the rights or duties of the Administrative Agent under this Agreement, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Further notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Bank may not be increased or extended without the consent of such Bank, (ii) the principal of, and the rate of interest specified herein on, the Loan due to a Defaulting Bank may not be reduced without (A) the consent of such Defaulting Bank or (B) in connection with a reduction of the rate of interest specified herein on the Loans which impacts all Banks, the consent of all other Banks entitled to vote or (ii) this last sentence of Section 10.06 shall not be amended without the consent of any Bank that is a Defaulting Bank at the time of such amendment.

Section 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks except as permitted by Sections 5.04 and 5.10, and (ii) no Bank may assign or transfer any of its rights under this Agreement except in accordance with the terms of this Section 10.07.

(b) (i) Any Bank may at any time grant to one or more banks or financial institutions (other than Parent, any of its Affiliates or a natural person) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 10.06 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.13 and Article 8 with respect to its participating interest (it is being understood that documentation required under Section 8.04 shall be delivered to the participating Bank). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii) Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more banks or other financial institutions (other than Parent, any of its Affiliates or a natural person) (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and each such Assignee shall assume such rights and obligations (or a proportionate part thereof), pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the written consent of the Borrower and the Administrative Agent (each such consent in each case not to be unreasonably withheld or delayed); provided that except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans, the amount assigned to each Assignee which was not theretofore a Bank shall be at least $10,000,000 or a multiple of $1,000,000 in excess thereof; provided further that from and after the Closing Date, (i) no consent of the Borrower shall be required for assignments to (x) an Affiliate or Approved Fund of such transferor Bank or (y) a Bank or an Affiliate or Approved Fund of a Bank, (ii) the Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Domestic Business Days after having received notice thereof and (iii) no consent of the Borrower shall be required if an Event of Default has occurred and is continuing. In each such event in which the consent of the Borrower shall be deemed to have been given or is not required, notice of such assignment shall be provided to the Borrower and the Administrative Agent. Upon execution and delivery of such instrument and payment by the Assignee to such transferor Bank of the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment or a Loan as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. Each Assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.09. Governing Law; Submission to Jurisdiction. (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract, equity, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Jurisdiction. Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Credit Party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.10. Counterparts; Integration. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersede any and all other prior agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Notwithstanding anything in paragraph (a) of this Section 10.10 or any other provision of this Agreement to the contrary, the provisions of the Fee Letter shall survive in accordance with its terms, and the Borrower agrees to promptly enter into such amendments to this Agreement as shall be necessary to implement any changes to the terms and provisions hereof in order to effect any changes made or actions taken pursuant to the Fee Letter under the heading “Market Flex” during the period permitted therein.

Section 10.11. Confidentiality; Treatment of Information. (a) Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Bank or any of its respective Affiliates may be a party, (vi) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations hereunder or under the other Loan Documents or by reference to this Agreement or payments hereunder or under the other Loan Documents, (C) any rating agency when required by it, or (D) the CUSIP Service Bureau or any similar organization, with the consent of the Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.11 or (B) becomes available to the Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section 10.11, “Information” means all information received from Parent or any of its Subsidiaries relating to Parent and its Subsidiaries (and prior to the Closing Date, the Company and its Subsidiaries and the Target and its Subsidiaries) or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by Parent or any of its Subsidiaries (and prior to the Closing Date, the Company and its Subsidiaries and the Target and its Subsidiaries); provided that, in the case of information received from Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision herein, each party hereto (and each party’s employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the United States tax treatment and United States tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such United States tax treatment and United States tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(b) Certain of the Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Company or the Target and on or after the Closing Date, Parent, or their respective securities (“Restricting Information”). Other Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Bank acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Bank, by participating in any conversations or other interactions with a Bank or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Bank may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Bank has or has not limited its access to Restricting Information, such Bank’s policies or procedures regarding the safeguarding of material, non-public information or such Bank’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Credit Party or any of its Subsidiaries or any Bank or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Bank.

(c) The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Banks whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Banks to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of clause (a) above) with respect to the Company or Target, and on and after the Closing Date, Parent, or their respective securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Banks and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information”, and (iv) the Administrative Agent shall treat any Communications that are not marked “PUBLIC” as Restricting Information and will not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”. Neither the Administrative Agent nor any of its Related Parties shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Company or Target, and on and after the Closing Date, Parent, or their respective securities nor shall the Administrative Agent or any of its Related Parties incur any liability to the Credit Parties, any Bank or any other Person for any action taken by the Administrative Agent or any of its Related Parties based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Bank that may decide not to take access to Restricting Information. Nothing in this clause (c) shall modify or limit a Bank’s obligations under clause (a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d) Each Bank acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Bank agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Bank’s Administrative Questionnaire. Each Bank agrees to notify the Administrative Agent from time to time of such Bank’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e) Each Bank acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Banks generally. Each Bank that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Banks may have access to Restricting Information that is not available to such electing Bank. None of the Administrative Agent nor any Bank with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Bank or to use such Restricting Information on behalf of such electing Bank, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f) The provisions of the foregoing clauses of this Section 10.11 are designed to assist the Administrative Agent, the Banks and the Borrower in complying with their respective contractual obligations and applicable law in circumstances where certain Banks express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Banks hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or any Bank’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Bank with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Banks and the Borrower assumes the risks associated therewith.

Section 10.12. Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.13. Survival. The obligations of the Borrower under Sections 2.14, 2.16, 8.03(a), 8.03(b), Section 8.04, 8.06 and 10.04, and the obligations of the Banks under Section 7.05, shall survive the repayment of the Loans and the termination of the Commitments (provided that any such obligation shall not survive for more than one year after the later of such events) and, in the case of any Bank that may assign any interest in its Commitment or Loans, shall survive the making of such assignment, notwithstanding that such assigning Bank may cease to be a “Bank” hereunder, and shall survive the resignation or removal of the Administrative Agent. In addition, each representation and warranty made, or deemed to be made by a notice of the Loans, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making the Loans, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

Section 10.14. Waiver of Jury Trial. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.15. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.16. No Fiduciary Relationship. The Credit Parties acknowledge that neither any Bank nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to any Credit Party arising out of or in connection with this Agreement or the Notes, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Credit Parties, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.

Section 10.17. USA Patriot Act Notification. Each Bank subject to the USA Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Bank to identify each Credit Party in accordance with the USA Patriot Act. Unless previously delivered, each Credit Party shall promptly after reasonable request therefor deliver to the Administrative Agent or any Bank all documentation and other information with respect to itself required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Signed and Delivered as a deed by

/s/ Mark M. McGuire	,
as duly authorized attorney of Abeiron Limited in the presence of:

By:	/s/ Mark M. McGuire
Name: Mark M. McGuire
Title: Attorney

Witness:	/s/ Mary Ettiors
Witness Address:	Superior Ave, Cleveland OH USA
Witness Occupation:	Lawyer

111 Superior Avenue

Cleveland, Ohio 44114

Signed and Delivered as a deed by Mark M. McGuire, as duly authorized attorney of Turlock B.V. in the presence of:

By:	/s/ Mark M. McGuire
Name: Mark M. McGuire
Title: Director A

By:
Name:
Title:

By:
Name:
Title:

Address: 1111 Superior Avenue Cleveland, Ohio 44114

Signed and Delivered as a deed by Mark M. McGuire, as duly authorized attorney of Turlock B.V. in the presence of:

By:
Name: Mark M. McGuire
Title: Director A

On behalf of: Intertrust (Netherlands) B.V.	By:	/s/ W. Wolthuis
Name: W. Wolthuis Title: proxyholder
Managing Director B Prins Bernhardplein 200 1097 JB amsterdam
	By:	/s/ G. A. Somaroo
Name: G. A. Somaroo
Title: proxyholder

Address: 1111 Superior Avenue Cleveland, Ohio 44114

Turlock Corporation

By:	/s/ Alexander M. Cutler
Name: Alexander M. Cutler Title: President

1111 Superior Avenue Cleveland, Ohio 44114

MORGAN STANLEY SENIOR FUNDING INC., as Administrative Agent

By:	/s/ Anish Shah
Name: Anish Shah Title: Authorized Signatory

Administrative Agent’s Office:

1 Pierrepont Plaza Brooklyn, New York 11201 Fax: (212) 507-6680 Attention: Morgan Stanley Agency Servicing

ANNEX A

PRICING SCHEDULE

On any date, the Euro-Dollar Margin shall be determined by the matrix below based on the Group’s Status:

		Euro-Dollar Margin
Rating Level	Debt Rating	Closing Date through 89 days after Closing Date	90 days after Closing Date through 179 days after Closing Date	180 days after Closing Date through 269 days after Closing Date	270 days after Closing Date and thereafter
I	> BBB+/Baa1	1.25%	1.50%	2.00%	2.50%
II	BBB/Baa2	1.50%	1.75%	2.25%	2.75%
III	< BBB/Baa2	1.75%	2.00%	2.50%	3.00%

“Level I Status” exists on any date if, at such date, the Borrower outstanding senior unsecured long-term debt is rated BBB+ or an equivalent rating or higher by S&P or Baa1 or an equivalent rating or higher by Moody’s.

“Level II Status” exists on any date if, at such date, (i) the Borrower outstanding senior unsecured long-term debt is rated BBB or an equivalent rating or higher by S&P or Baa2 or an equivalent rating or higher by Moody’s and (ii) Level I Status does not exist on such date.

“Level III Status” exists on any date if none of Level I Status or Level II Status, exists on such date.

“Status” means Level I Status, Level II Status or Level III Status.

The credit ratings to be utilized in the determination of a Status are the ratings assigned to unsecured obligations of the Borrower. Notwithstanding the above definitions, the parties agree that for purposes of determining what Status applies, (i) if the rating by Moody’s and the rating by S&P, referred to in the definitions relating to such Status, differ by one level, then the applicable rating level status shall be based upon the higher of such ratings, (ii) if said rating by Moody’s and said rating by S&P differ by more than one level, then the applicable Status shall be one level lower than the rating level resulting from the higher of such ratings and (iii) during any period during which there is no such rating by either Moody’s or S&P, Level III Status shall apply.